   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1997



                                                      REGISTRATION NO. 333-34235

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             HOTEL DISCOVERY, INC.
                 (Name of Small Business Issuer in its Charter)

          MINNESOTA                        5812                        31-1487885
(State or other jurisdiction   (Primary standard industrial         (I.R.S. Employer
      of incorporation)         classification code number)      Identification Number)

                      7701 FRANCE AVENUE SOUTH, SUITE 217
                             EDINA, MINNESOTA 55435
                                 (612) 841-6363
         (Address and Telephone Number of Principal Executive Offices)

             STEPHEN D. KING, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             HOTEL DISCOVERY, INC.
                      7701 FRANCE AVENUE SOUTH, SUITE 217
                             EDINA, MINNESOTA 55435
                                 (612) 841-6363
           (Name, Address, and Telephone Number of Agent For Service)

                                   Copies to:

           WILLIAM M. MOWER, ESQ.                         GIRARD P. MILLER, ESQ.
            GAY L. GREITER, ESQ.                       DOHERTY RUMBLE & BUTLER, P.A.
     MASLON EDELMAN BORMAN & BRAND, LLP                  3500 FIFTH STREET TOWERS
             3300 NORWEST CENTER                          150 SOUTH FIFTH STREET
      MINNEAPOLIS, MINNESOTA 55402-4140              MINNEAPOLIS, MINNESOTA 55402-4235
               (612) 672-8200                                 (612) 340-5555
             FAX (612) 672-8397                             FAX (612) 340-5584

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================


       TITLE OF EACH CLASS              ADDITIONAL        PROPOSED MAXIMUM     PROPOSED MAXIMUM
         OF SECURITIES TO              AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
          BE REGISTERED              REGISTERED(1)(2)         PER UNIT          OFFERING PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Units, each consisting of one
  share of Common Stock, $.01 par
  value, and one Class A Warrant
  to purchase one share of Common
  Stock...........................   345,000 Units(3)           $5.00             $1,725,000             $517.50
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(4)...    345,000 Shares            $6.50             $2,242,500             $672.75
======================================================================================================================


(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional securities as may become issuable upon exercise of the Class A Warrants.


(2) Represents additional securities registered with Amendment No. 1. A filing fee of $8,816.66 was previously paid.



(3) Includes 45,000 Units subject to an option granted to the Underwriter to cover over-allotments, if any.



(4) Issuable upon exercise of the Class A Warrants.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1997


                         [HOTEL DISCOVERY, INC. LOGO]


                                2,500,000 Units



                 Consisting of 2,500,000 Shares of Common Stock


                   and 2,500,000 Redeemable Class A Warrants

                           -------------------------


    Hotel Discovery, Inc. (the "Company") is offering 2,500,000 units (the "Offering"), each unit consisting of one share of Common Stock, $.01 par value (a "Share") and one redeemable Class A Warrant at an initial public offering price of $5.00 per unit (a "Unit"). The Class A Warrants are immediately exercisable and, commencing 10 trading days after the Effective Date (as hereinafter defined), transferable separate from the Common Stock. Each Class A Warrant entitles the holder to purchase at any time until four years following the date that the Registration Statement relating to this Prospectus has been declared effective by the Securities and Exchange Commission (the "Effective Date"), one share of Common Stock at an exercise price of $6.50 per Warrant, subject to adjustment. The Class A Warrants are subject to redemption by the Company for $.01 per Warrant at any time 90 days after the Effective Date, on 30 days' written notice, provided that the average closing bid price of the Common Stock exceeds $7.00 (subject to adjustment) for any 14 consecutive trading days prior to such notice. See "Description of Securities."


    Prior to this Offering, there has been no market for the Company's securities. See "Underwriting" for information relating to the factors considered in determining the Price to Public. The Company has applied for listing its Common Stock, Class A Warrants and Units on the Nasdaq SmallCap Market under the symbols HOTD, HOTDW and HOTDU, respectively.
                           -------------------------

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 6 AND "DILUTION" ON PAGE 12. THESE ARE SPECULATIVE SECURITIES.
                           -------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


====================================================================================================================
                                                                         UNDERWRITING             PROCEEDS TO
                                              PRICE TO PUBLIC            DISCOUNT(1)               COMPANY(2)
--------------------------------------------------------------------------------------------------------------------
Per Unit.................................          $5.00                    $0.40                    $4.60
--------------------------------------------------------------------------------------------------------------------
Total(3)(4)..............................       $12,500,000               $1,000,000              $11,500,000
====================================================================================================================



(1) The Underwriter will receive a sales commission equal to 8% of the Total Price to Public from the sale of the Units. The Company has also agreed to pay the Underwriter a nonaccountable expense allowance equal to 2% of the Total Price to Public. The Company has also agreed to sell to the Underwriter, for nominal consideration, a 5-year warrant to purchase up to 250,000 shares at 120% of the Price to Public (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."


(2) Before deducting expenses of the offering estimated at $220,000, which does not include the 2% nonaccountable expense allowance described in Note 1 above and assumes no exercise of the Underwriter's over-allotment option.


(3) The Company has granted the Underwriter a 45-day option to purchase up to 375,000 additional Units from the Company solely to cover over-allotments, if any. If such option is exercised in full, the Total Price to Public, Total Underwriting Discount and Total Proceeds to Company will be $14,375,000, $1,150,000 and $13,225,000, respectively. See "Underwriting."


(4) At the request of the Company, up to 10% of the Units offered hereby may be reserved for sale to persons designated by the Company at the Price to Public.

    The Units are offered by the Underwriter, subject to receipt and acceptance by it, its right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the
Units will be made on or about          , 1997 in Minneapolis, Minnesota.

                         [RJ Steichen & Company Logo]
                The date of this Prospectus is          , 1997.

                      [PICTURES TO COME FROM THE COMPANY]

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK, UNITS AND CLASS A WARRANTS ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION
M. SEE "PLAN OF DISTRIBUTION."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriter's over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors", which investors should carefully consider.

                                  THE COMPANY

     The business of Hotel Discovery, Inc. (the "Company") is to develop, own and operate theme restaurants with a retail component designed to appeal to the upscale casual dining market. The Company opened its first restaurant in the Kenwood Shopping Center in Cincinnati, Ohio (the "Kenwood Unit") on December 19, 1996, and a second restaurant to be located at the Mall of America in a suburb of Minneapolis, Minnesota (the "Mall of America Unit") is under development.

     In October 1995, a limited partnership raised $2.5 million to build the Kenwood Unit which, at 17,000 square feet and up to 360 seats, represents the first embodiment of the Hotel Discovery theme concept. In conjunction with a reorganization of the Company, the assets of the limited partnership were directly contributed to the Company in November 1996 in consideration of Common Stock of the Company. See "Reorganization." The Company subsequently raised approximately $7 million in private placements which concluded in June and July 1997, the proceeds of which were used to complete and add special features to the Kenwood Unit, begin development of the Mall of America Unit and for working capital purposes.

     Management has spent more than four years in the development stage of the Hotel Discovery concept. The Company's officers bring substantial restaurant experience to the Company, with significant hands-on multi-location operating experience as well as extensive site selection and development experience.


     Hotel Discovery is a concept restaurant that offers the themes of adventure, imagination, exploration and innovation as entertainment. In the Kenwood Unit, these themes are embodied in the Safari Room, the Artist Loft, the Observatory and the Mapping Room. Specially designed furnishings and decorations, as well as the sights and sounds of state-of-the-art video and audio systems, transport guests along imaginative dining journeys. Imaginary places filled with myths and legends provide a unique blend of awareness, enjoyment, and entertainment to guests of Hotel Discovery.


     The Hotel Discovery menu offers a broad range of cuisine from around the world, including "cultural fusion" menu items such as Barcelona Spring Rolls and Asian Tacos. Features include American, Asian, Jamaican, West Indian, Mexican and European tastes and textures. Menu items are freshly made, using only the highest quality fresh meats, produce, spices and other ingredients. The menu mirrors the exploratory journey and adventure society themes of the restaurant itself.

     The Company targets the upscale casual segment of the dining-out industry, for which quality food pleasingly presented is an important consideration. Management expects that future restaurants will be located in highly visible, upscale malls or resort areas which feature upper and upper middle class demographics and a high level of tourist traffic. The Company is considering potential sites in Las Vegas and Chicago, but no assurances can be given that attractive sites will be located in those cities or that negotiations to build or lease such sites will be successfully concluded.


     The Company began operations as Hotel Mexico, Inc. ("HMI"), which was incorporated in Ohio in January 1994. The Kenwood Restaurant Limited Partnership, an Ohio limited partnership (the "Kenwood Partnership") was formed in June 1995 to own and operate the Kenwood Unit. HMI's operations and the net assets of the Kenwood Partnership were combined in November 1996, and in August 1997 HMI was reorganized as Hotel Discovery, Inc., a Minnesota corporation. See "Reorganization." The Company's executive offices are located at 7701 France Avenue South, Suite 217, Edina, Minnesota 55435 and its telephone number is (612) 841-6363.

                                  THE OFFERING


Securities Offered............   2,500,000 Units, each Unit consisting of one
                                 share of Common Stock and one redeemable Class
                                 A Warrant at an initial public offering price of $5.00 per Unit. Each Class A Warrant is immediately exercisable and, commencing 10 trading days after the Effective Date, transferable separately from the Common Stock.
                                 Each Class A Warrant entitles the holder to purchase, at any time until four years after the Effective Date, one share of Common Stock at an exercise price of $6.50 per Warrant, subject to adjustment. The Class A Warrants are subject to redemption by the Company for $.01 per Warrant at any time 90 days after the Effective Date, on 30 days' written notice, provided that the average closing bid price of the Common Stock exceeds $7.00 (subject to adjustment) for any 14 consecutive trading days prior to such notice.


Common Stock Outstanding
  Before this Offering........   5,399,289 Shares


Common Stock Outstanding
  After this Offering.........   7,899,289 Shares(1)


Proposed Nasdaq SmallCap
  Market Symbols:
  Common Stock................   HOTD
  Warrants....................   HOTDW
  Units.......................   HOTDU

Use of Proceeds...............   The Company intends to utilize the proceeds for
                                 further concept development, to complete
                                 development and construction of a second Hotel
                                 Discovery restaurant at the Mall of America in
                                 Bloomington, Minnesota (the "Mall of America
                                 Unit") and a third Hotel Discovery restaurant
                                 at an unidentified site, and for working
                                 capital.
-------------------------

(1) Does not include (i) 375,000 Units subject to the Underwriter's over-allotment option; (ii) 250,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 120% of the Price to Public; (iii) 2,500,000 shares of Common Stock which are issuable upon the exercise of the Class A Warrants at an exercise price of $6.50 per Warrant; (iv) 214,955 shares of Common Stock issuable upon exercise of warrants at an exercise price of $3.75 per warrant; (v) 750,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option and Compensation Plan, of which options relating to 502,666 shares are currently outstanding at exercise prices ranging from $3.00 to $3.34 per share; and (vi) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $3.34 per share.

                         SUMMARY FINANCIAL INFORMATION

                                                                                 TWENTY-SIX WEEKS ENDED
                                                 YEAR ENDED      YEAR ENDED     -------------------------
                                                DECEMBER 31,    DECEMBER 29,     JUNE 30,      JUNE 29,
                                                    1995            1996           1996          1997
                                                ------------    ------------     --------      --------
                                                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales...................................     $        0     $   104,129     $        0    $ 1,864,564
Restaurant costs and expenses...............              0         309,563              0      2,525,472
Selling, general and administrative
  expenses..................................         14,775         138,209         44,122        765,573
Pre-opening and development costs...........        923,482       1,970,452        413,889        189,423
Other (income) expense......................          2,209          13,507        (10,950)        65,787
                                                 ----------     -----------     ----------    -----------
  Net loss..................................     $ (940,466)    $(2,327,602)    $ (447,061)   $(1,681,691)
                                                 ==========     ===========     ==========    ===========
Net loss per share..........................     $     (.28)    $      (.53)    $     (.10)   $      (.33)
                                                 ==========     ===========     ==========    ===========
Shares used in per share calculations.......      3,362,611       4,355,187      4,286,100      5,058,240
                                                 ==========     ===========     ==========    ===========


                                                                        JUNE 29, 1997
                                                          ------------------------------------------
                                                                          PRO FORMA     PRO FORMA AS
                                                            ACTUAL           (1)        ADJUSTED(2)
                                                            ------        ---------     ------------
BALANCE SHEET DATA:
Working capital (deficiency)..........................    $(1,684,117)   $  (284,117)   $10,745,883
Total assets..........................................      6,972,765      7,572,765     18,602,765
Total liabilities.....................................      5,065,966      4,265,966      4,265,966
Accumulated deficit...................................     (5,123,427)    (5,123,427)    (5,123,427)
Stockholders' equity..................................      1,906,799      3,306,799     14,336,799


-------------------------
(1) Assumes completion on June 29, 1997 of the sale of 499,804 shares of Common Stock at $3.00 per share for net proceeds of approximately $1.4 million that actually occurred in July 1997.


(2) As adjusted for the sale of the Units offered hereby and the anticipated application of the net proceeds therefrom. Does not include: (i) 375,000 Units subject to the Underwriter's over-allotment option; (ii) 250,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 120% of the Price to Public; (iii) 2,500,000 shares of Common Stock which are issuable upon the exercise of the Class A Warrants at an exercise price of $6.50 per Warrant; (iv) 214,955 shares of Common Stock issuable upon exercise of warrants at an exercise price of $3.75 per warrant; (v) 750,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option and Compensation Plan, of which options relating to 502,666 shares are currently outstanding at exercise prices ranging from $3.00 to $3.34 per share; and (vi) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $3.34 per share.

                                  RISK FACTORS

     An investment in the Shares offered hereby is highly speculative and involves a high degree of risk. Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this Prospectus, in evaluating the Company, its business and prospects before purchasing the Shares.

LACK OF SIGNIFICANT OPERATING HISTORY

     The Company's first restaurant, the Kenwood Unit, opened on December 19, 1996 and, accordingly, the Company faces all of the risks, expenses and difficulties frequently encountered in connection with the operation and development of a new business enterprise, including the lack of a significant operating history. Management anticipates net losses to continue for the foreseeable future. There can be no assurance that the Company will be able to generate significant revenues or operate profitably. Future revenues and profits, if any, will depend upon various factors, including market acceptance of the Hotel Discovery concept, the quality of restaurant operations, the ability to expand to multi-unit locations and general economic conditions. Furthermore, to the extent the Company's expansion strategy is successful, there is no assurance that the Company will successfully manage the transition to higher volume operations, control its operating expenses, attract necessary additional personnel, or attract the required capital. Unless otherwise stated, all historical financial results for the Company are derived solely from the Kenwood Unit, which may not be indicative of other locations.

LIMITED BASE OF OPERATIONS

     The Company currently operates one restaurant, the Kenwood Unit, and plans to open the Mall of America Unit in the second quarter of 1998. During the Company's initial development stage, the combination of a relatively small number of locations and the significant investment associated with each new restaurant may cause the operating results of the Company to fluctuate significantly and adversely affect the profitability and cash flow of the Company. Due to the small number of current and planned locations and the large expenditure required to open each new unit, poor operating results at any one unit or a delay in the planned opening of a unit would materially affect the profitability and cash flow of the entire Company. Future growth in revenues and profits will depend to a substantial extent on the Company's ability to increase the number of its restaurants and on its choice of locations. Because of the substantial financial requirements associated with opening new units, the investment risk related to any one Hotel Discovery unit is much larger than that associated with most other restaurant companies' venues.

DEPENDENCE ON KEY PERSONNEL

     The Company will be largely dependent upon the personal efforts and abilities of Stephen D. King, Chairman and Chief Executive Officer, and Ronald
K. Fuller, President and Chief Operating Officer. The loss or unavailability to the Company of either of these individuals could have a material adverse effect upon the Company's business. See "Management."

NEED FOR ADDITIONAL MANAGEMENT

     The success of the Company will depend in large part upon the Company's ability to supplement its existing management team. While both Messrs. King and Fuller have significant restaurant and multi-location restaurant management experience, the Company will need to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief financial officer. The failure to obtain, or delays in obtaining, key employees could have a material adverse effect on the Company. See "Management."

DEPENDENCE ON DISCRETIONARY CONSUMER SPENDING

     The success of the Company's operations depends to a significant extent on a number of factors including discretionary consumer spending, economic conditions affecting disposable consumer income, the overall success of the malls, entertainment centers and other venues where Hotel Discovery restaurants are or will be located, and the continued popularity of theme restaurants generally and the Company's concept in particular. Theme restaurants are more susceptible to shifts in consumer preferences and frequently experience a decline of revenue growth or of actual revenues as consumers tire of the related theme.

RISKS OF NEW CONSTRUCTION

     Construction projects, including the opening of additional restaurant locations, entail risks, including shortages of materials or skilled labor, unforeseen environmental, engineering or geological problems, work stoppages, weather interference, floods, difficulties with regulatory agencies and unanticipated cost increases, any of which could give rise to delays and cost overruns.

LIMITED FINANCIAL RESOURCES; ADEQUACY OF PROCEEDS AND NEED FOR ADDITIONAL FINANCING

     The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain substantial equity capital and other financing to fund the development of additional restaurants. The proceeds of this Offering will provide the Company with the financing required to develop and open the Mall of America Unit and for working capital purposes. The total cost of developing the Kenwood Unit was approximately $4.7 million, which included $3.5 million for building design and construction and $1.2 million for equipment, furniture and fixtures. The Company estimates that the total cost of developing the planned Mall of America Unit will be approximately $4.5 million, net of landlord contributions. Although the Company estimates that the proceeds from this Offering will be sufficient to develop and open both the Mall of America Unit and a third Hotel Discovery restaurant, there can be no assurance that both of such restaurants can be developed at such estimated costs. If the proceeds of this Offering are not sufficient to develop a third unit, the Company may be required to seek additional funds through an additional offering of the Company's equity securities or by incurring indebtedness. If additional funds are required, there can be no assurance that any additional funds will be available on terms acceptable to the Company or its shareholders. New investors may seek and obtain substantially better terms than were granted its present investors and the issuance of such securities would result in dilution to existing shareholders. Furthermore, as the Company prepares to open additional restaurants, it will expend a relatively higher amount on administrative expenses than would a mature company with similar operations.

EXPANSION STRATEGY

     The Company's ability to open and successfully operate additional restaurants will also depend upon the hiring and training of skilled restaurant management personnel and the ability to successfully manage growth, including monitoring units and controlling costs, food quality and customer service. The Company anticipates that the opening of additional restaurants will result in additional expenses associated with managing operations located in multiple markets. Furthermore, the Company believes that competition for unit-level management has become increasingly intense as additional restaurant chains expand to new markets. Achieving consumer awareness and market acceptance will require substantial efforts and expenditures by the Company. An extraordinary amount of management's time may be drawn to such matters and may adversely affect operating results. The Company is considering potential sites in Las Vegas and Chicago, but there can be no assurance that the Company will be able to enter into any other contracts for development of additional restaurants on terms satisfactory to the Company or at all. Accordingly, there can be no assurance that the Company will be able to open new restaurants or that, if opened, those units can be operated profitably.

RESTAURANT AND RETAIL INDUSTRY COMPETITION

     The restaurant and specialty retail businesses are highly competitive. The restaurant industry is highly competitive with respect to price, service, quality and location and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the Company will be able to successfully respond to various competitive factors affecting the restaurant industry. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions and demographic trends. The performance of restaurant facilities may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing facilities. In addition, factors such as inflation, increased labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control.

     The theme retail business is also highly competitive, particularly in locations experiencing an oversupply of retail businesses. Hotel Discovery would compete with a number of well-established specialty retailers possessing significantly greater financial, marketing, personnel and other resources than the Company.

LONG-TERM, NON-CANCELABLE LEASES

     The Company has entered into long-term leases relating to the Kenwood Unit and the Mall of America Unit. These leases are non-cancelable by the Company (except in limited circumstances) and range in term from 12 to 15 years. Additional restaurants developed by the Company are likely to be subject to similar long-term, non-cancelable leases. If the Kenwood Unit, the Mall of America Unit or any other future restaurant does not perform at a profitable level and the decision is made to close that unit, the Company may nonetheless be committed to perform its obligations under the applicable lease, which would include, among other things, payment of the applicable base rent for the balance of the respective lease term. If such a termination were to occur at one or more of these locations, the Company could lose a restaurant without necessarily receiving an adequate return on its investment. See "Description of Leases."

CONTROL OF THE COMPANY


     Following this offering, Stephen D. King will control approximately 28.5% of the Company's Common Stock, assuming all of the shares offered hereunder are sold. See "Principal Shareholders." Thus Mr. King will have the ability to substantially influence the election of members of the Board of Directors and to direct the operations and financial affairs of the Company.


GOVERNMENT REGULATION

     The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. The failure to maintain food and liquor licenses would have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Many of the Company's restaurant personnel will be paid at rates based on the federal minimum wage. Increases in the minimum wage would result in an increase in the Company's labor costs. The Company will be subject to "dram shop" statutes in certain states, including Minnesota and Ohio, which generally provide a person injured by an intoxicated person the right to recover damages from the establishment that served alcoholic beverages to the intoxicated person. The Company has obtained liability insurance against such potential liability.

TRADEMARKS

     The Company's ability to successfully implement its Hotel Discovery concept will depend in part upon its ability to protect its trademarks. The Company has filed a trademark application with the United States Patent and Trademark Office to register the "Hotel Discovery" mark and design. There can be no assurance that the Company will be granted trademark registration for any or all of the proposed uses in the Company's applications. In the event the Company's mark is granted registration, there can be no assurance that the Company can protect such mark and design against prior users in areas where the Company conducts or will conduct operations. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

SUBSTANTIAL DILUTION


     Purchasers of the securities offered hereby will experience immediate substantial dilution of $3.25 per share in net tangible book value per share of Common Stock if all of the shares offered hereby are sold. See "Dilution."


DIVIDENDS NOT LIKELY

     At the present time, the Company intends to use earnings, if any, to finance further growth of the Company's business. Accordingly, investors should not purchase the shares with a view toward receipt of dividends.

LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE

     Prior to this Offering, there has been no public market for the Company's securities. Although the Company has applied for listing of the Common Stock on the Nasdaq SmallCap Market, there can be no assurance that an active public market will develop or be sustained. In addition, the SmallCap Market may be significantly less liquid than the Nasdaq National Market. If the Company fails to maintain the standards for quotation, the Company's securities could be removed from the market and traded in the over-the-counter market. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations as to the price of, the securities.

     In addition, if the Company fails to maintain its qualification for the Units to trade on the Nasdaq SmallCap Market, the Units will be subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability of purchasers and broker-dealers to sell the stock in the open market.

     The offering price of the Units has been arbitrarily determined by negotiation between the Company and the Underwriter and bears no relationship to the Company's current operating results, book value, net worth or financial statement criteria of value. The factors considered in determining the offering price included an evaluation by management of the history of and prospects for the industry in which the Company competes and the prospects for earnings of the Company. Such factors are largely subjective, and the Company makes no representation as to any objectively determinable value of the Units offered hereby. See "Underwriting".

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS

     Purchasers of Units will be able to exercise the Class A Warrants only if a current prospectus relating to the shares of Common Stock underlying the Class A Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Class A Warrants reside. Although the Company will use its best efforts to (i) maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Class A Warrants and (ii) maintain the registration of such Common Stock under the securities laws of the states in which the Company initially qualifies the Units for sale in the Offering, there can be no assurance that the Company will be able to do so. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Class A Warrants if a current prospectus covering the shares issuable upon the exercise of the Class A Warrants is not kept effective or if such shares are not qualified nor exempt from qualification in the states in which the holders of the Warrants reside.

     The Class A Warrants are subject to redemption at any time by the Company at $.01 per Warrant 90 days after the Effective Date, on 30 days' prior written notice, if the average closing bid price of the Common Stock shall exceed $7.00 (subject to adjustment), for 14 consecutive trading days, at any time prior to such notice and provided a current prospectus covering the shares is then effective under federal securities laws. If the Class A Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants except during such 30-day redemption period. Redemption of the Class A Warrants could force the holders to exercise the Class A Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Class A Warrants at the then market price or accept the redemption price, which is likely to be substantially less than the market value of the Class A Warrants at the time of redemption. See "Description of Securities -- Class A Warrants."

UNDERWRITER'S WARRANT

     The Company has agreed to sell to the Underwriter, for nominal consideration, a five-year warrant to purchase up to 220,000 shares of Common Stock at 120% of the Price to Public. As long as the Underwriter's Warrant or other outstanding warrants remain unexercised, the Company's ability to raise additional capital may be adversely affected. See "Underwriting."

UNDESIGNATED STOCK


     The Company's authorized capital consists of 100,000,000 shares of capital stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The Company currently has 5,399,289 shares of Common Stock outstanding and has authorized the issuance of an additional 2,875,000 shares of Common Stock in contemplation of this Offering. A further 4,139,955 shares of Common Stock have been authorized for the following: (i) 2,500,000 shares issuable upon the exercise of the Class A Warrants being issued as part of this Offering (2,875,000 if the Underwriter's over-allotment option is exercised in full), (ii) 250,000 shares issuable upon the exercise of the Underwriter's Warrant, (iii) 214,955 shares of Common Stock issuable upon exercise of warrants; (iv) 750,000 shares reserved for issuance under the Company's 1997 Stock Option and Compensation Plan, of which options relating to 502,666 shares are currently outstanding, and (v) 50,000 shares of Common Stock issuable upon exercise of directors' stock options. No other class of common stock or preferred stock is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the Units. The ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.


SHARES ELIGIBLE FOR FUTURE SALE


     The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. The Company and its directors, executive officers and 5% shareholders have agreed that they will not sell nor grant any option for the sale of or otherwise dispose of any shares of Common Stock for 180 days after the Effective Date without the prior written consent of the Underwriter. It is expected that 4,438,288 shares of the Company's Common Stock which were sold in reliance on "private placement" exemptions under the Securities Act of 1933, as amended (the "1933 Act") will become eligible for sale pursuant to Rule 144 under the 1933 Act as follows:
1,857,001 shares on the Effective Date (except that holders of 1,510,933 of such shares have agreed not to sell or otherwise dispose of such shares for 90 days after the Effective Date), 1,092,400 shares in the fourth quarter of 1997 (except that the holders of such 1,092,400 shares have agreed not to sell or otherwise dispose of such shares for 90 days after the Effective Date), 800,685 shares in the second quarter of 1998, and 739,203 shares in the third quarter of 1998. See "Description of Securities -- Shares Eligible for Future Sale." In connection with this Offering, certain officers and directors of the Company have agreed to escrow a portion of their shares with the State of Minnesota for three years or until (i) the Company meets certain earnings requirements established by the State of Minnesota, or (ii) the State of Minnesota determines that the escrow agreement is no longer necessary.

MINNESOTA ANTI-TAKEOVER LAW

     The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from this Offering, after deducting estimated costs and expenses of the Offering, are estimated to be approximately $11,030,000 ($12,717,500 if the Underwriter's over-allotment option is exercised in full). The Company intends to utilize the net proceeds as follows:



Further concept development.................................  $   300,000
Development and construction of the Mall of America Unit....    4,500,000
Development and construction of a third Hotel Discovery
  restaurant at an unidentified site........................    4,500,000
Working capital.............................................    1,730,000
                                                              -----------
Total.......................................................  $11,030,000
                                                              ===========


NEW FACILITIES

     The Company intends to apply at least $9,000,000 of the net proceeds to develop and open two new Hotel Discovery restaurants. The Company currently estimates that the average cost of developing and opening new Hotel Discovery restaurants, including equipment, furniture, fixtures and pre-opening expenses, will range from $4,000,000 to $4,500,000 per facility, net of landlord contributions, depending upon location, site conditions, construction costs, and the level of landlord contributions to a facility. There can be no assurance that the Company will be able to develop and open new Hotel Discovery restaurants at such costs.

GENERAL


     The foregoing represents the Company's best estimate of its allocation of the net proceeds of this Offering, based upon the current state of its business operations, its current plans and current economic and industry conditions. These estimates are subject to change based on unanticipated levels and types of competition, adverse market trends and new business opportunities. Any material revisions in the allocation of proceeds will be made at the discretion of the Board of Directors. The Company believes the net proceeds from this Offering, together with cash generated from operations, will be sufficient to meet the Company's capital needs for at least 12 months, in connection with the Company's plans to develop the Mall of America Unit and the third restaurant Unit. Pending the use of the proceeds of this Offering, the Company intends to invest the proceeds in short-term, high quality, interest-bearing instruments. If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of approximately $1,687,500. Such additional net proceeds will be added to the Company's working capital.

                                    DILUTION


     As of June 29, 1997, the Company's net tangible book value was $1,886,799 or approximately $0.39 per share of Common Stock. "Net tangible book value" represents the tangible assets of the Company less all liabilities. Without giving effect to any other changes in net tangible book value after June 29, 1997, other than to give effect to (i) the sale of the securities offered hereby (assuming the entire offering price of the Units is allocated to the Common Stock), and (ii) the application of the net proceeds therefrom, the tangible book value as of June 29, 1997 would have been $12,916,799, or approximately $1.75 per share. This represents an immediate increase to existing shareholders in net tangible book value of approximately $1.36 per share and an immediate dilution to new shareholders of $3.25 per share. "Dilution" represents the difference between the amount per share paid by purchasers in this Offering and pro forma net tangible book value per share of the Common Stock after this Offering. The following table illustrates the per share dilution to new investors as of June 29, 1997:



Public offering price.......................................          $5.00
Net tangible book value before offering.....................  $0.39
Increase in net tangible book value attributable to new
  investors.................................................   1.36
                                                              -----
Pro forma net tangible book value after the offering........           1.75
                                                                      -----
Dilution in net tangible book value to new investors(1).....          $3.25
                                                                      =====


-------------------------

(1) The dilution in net tangible book value per share to new investors, assuming the Underwriter's over-allotment option is fully exercised, would be $3.12.


     The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid, and the average cash consideration per share of Common Stock paid (assuming the entire offering price of the Units is allocated to the Common Stock).


                                                                       TOTAL CASH
                                           SHARES PURCHASED(1)        CONSIDERATION
                                           -------------------    ---------------------   AVERAGE PRICE
                                            NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                            ------     -------      ------      -------   -------------
Founding Investors.......................  3,000,000     38.0%    $ 2,500,000     11.3%       $0.83
Private Placement Investors..............  2,399,289     30.4       7,197,867     32.4         3.00
New Investors............................  2,500,000     31.6      12,500,000     56.3         5.00
                                           ---------    -----     -----------    -----
     Total...............................  7,899,289    100.0%    $22,197,867    100.0%
                                           =========    =====     ===========    =====


-------------------------

(1) The foregoing table takes into account the July 1997 sale of 499,804 shares of Common Stock at $3.00 per share but does not take into consideration: (i) 375,000 Units subject to the Underwriter's over-allotment option; (ii) 250,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 120% of the Price to Public; (iii) 2,500,000 shares of Common Stock which are issuable upon the exercise of the Class A Warrants at an exercise price of $6.50 per Warrant; (iv) 214,955 shares of Common Stock issuable upon exercise of warrants at an exercise price of $3.75 per warrant; (v) 750,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option and Compensation Plan, of which options relating to 502,666 shares are currently outstanding at exercise prices ranging from $3.00 to $3.34 per share; and (vi) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $3.34 per share.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock, and the Board of Directors presently intends to retain all earnings, if any, for use in the Company's business for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 29, 1997, as further adjusted to give effect to the sale of the Units offered hereby and the anticipated application by the Company of the proceeds therefrom.


                                                                                       PRO FORMA
                                                          ACTUAL      PRO FORMA(1)   AS ADJUSTED(2)
                                                          ------      ------------   --------------
Long-term debt:
  Long-term debt, net.................................  $   895,870   $   895,870     $   895,870
  Convertible debt(3).................................      150,000       150,000         150,000
                                                        -----------   -----------     -----------
       Total long-term debt...........................    1,045,870     1,045,870       1,045,870
                                                        -----------   -----------     -----------
Stockholders' equity:
  Common stock, $.01 par value; 100,000,000 shares
     authorized; 4,899,485 shares issued and
     outstanding; 5,399,289 pro forma; 7,599,289 as
     adjusted.........................................       48,995        53,993          78,993
  Additional paid-in capital..........................    7,581,231     8,976,233      19,981,233
  Common stock subscribed.............................     (600,000)     (600,000)       (600,000)
  Accumulated deficit.................................   (5,123,427)   (5,123,427)     (5,123,427)
                                                        -----------   -----------     -----------
       Total stockholders' equity.....................    1,906,799     3,306,799      14,336,799
                                                        -----------   -----------     -----------
       Total capitalization...........................  $ 2,952,669   $ 4,352,669     $15,382,669
                                                        ===========   ===========     ===========


-------------------------
(1) Assumes completion on June 29, 1997 of the sale of 499,804 shares of Common Stock at $3.00 per share for net proceeds of approximately $1,400,000 which was completed in July 1997.


(2) As adjusted for the sale of the Units offered hereby and the anticipated application of the net proceeds therefrom. Does not include: (i) 375,000 Units subject to the Underwriter's over-allotment option; (ii) 250,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 120% of the Price to Public; (iii) 2,500,000 shares of Common Stock which are issuable upon the exercise of the Class A Warrants at an exercise price of $6.50 per Warrant; (iv) 214,955 shares of Common Stock issuable upon exercise of warrants at an exercise price of $3.75 per warrant; (v) 750,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option and Compensation Plan, of which options relating to 502,666 shares are currently outstanding at exercise prices ranging from $3.00 to $3.34 per share; and (vi) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $3.34 per share.


(3) Convertible into 39,600 shares of Common Stock at maturity on July 1, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's financial statements and related notes thereto included elsewhere in this Prospectus.

OVERVIEW

     The Company was formed in January 1994 as an Ohio corporation to develop, own and operate upscale, casual theme restaurants under the name "Hotel Discovery." The Company opened its first restaurant in the Kenwood Shopping Center in Cincinnati, Ohio in December 1996. Prior to opening the Kenwood Unit, the Company had no revenues and its activities were devoted solely to development. The Company is presently developing a unit in the Mall of America in Bloomington, Minnesota.

     Future revenue and profits, if any, will depend upon various factors, including market acceptance of the Hotel Discovery concept, the quality of the restaurant operations, the ability to expand to multi-unit locations and general economic conditions. The Company's present sources of revenue are limited to its existing unit. There can be no assurances the Company will successfully implement its expansion plans, in which case it will continue to be dependent on the revenues from the existing unit. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the expansion and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, it must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

     The Company has adopted a 52/53 week accounting period ending on the Sunday nearest December 31 of each year.

RESULTS OF OPERATIONS

     The Company had no revenues or operations during the period from January 13, 1994 (Inception) to December 19, 1996 (the opening of the Kenwood Unit). Accordingly, comparisons to periods prior to December 19, 1996 are not meaningful.

     Total Revenues -- The Kenwood Unit opened in December 1996. For the year ended December 29, 1996, the Company had total sales of $104,129 compared with $1,864,564 for the 26 weeks ended June 29, 1997.

     Costs and Expenses -- For the year ended December 31, 1995, the Company had a net loss of $940,466. For the year ended December 29, 1996, the Company had a net loss of $2,327,602 compared with a net loss of $1,681,691 for the 26 weeks ended June 29, 1997. The net losses for 1995 and 1996 are largely attributable to concept development and pre-opening costs totaling $923,482 and $1,970,452 for each period, respectively. The net loss for the 1997 period is largely attributable to additional expenses as the Company increases its corporate overhead structure for the development of additional locations supported by revenues from a single operating unit. On February 1, 1997, the Company entered into an employment agreement with an executive officer requiring the payment of annual compensation totaling $200,000 per year. This agreement, and continued increases in the Company's corporate overhead, will impact general and administrative expenses on an ongoing basis.

OPERATING RESULTS OF THE KENWOOD UNIT

     During the period from the commencement of Kenwood Unit operations (December 19, 1996) to December 29, 1996, food and beverage costs were $43,324 or 41.6% of sales compared with $612,115 or 32.8% of sales for the June 29, 1997 period. The improvement in food and beverage costs as a percentage of sales is due primarily to improved operating efficiencies.

     Labor, benefits and other direct restaurant operating expenses were $241,239 or 231.7% of sales during the period from the commencement of Kenwood operations (December 19, 1996) to December 29, 1996, compared to $1,638,357 or 87.9% of sales during the 26 weeks ended June 29, 1997. This improvement in restaurant operating expenses as a percentage of sales is due primarily to improved labor management and other operating efficiencies and increased sales.

     Although no assurances can be given, management believes that the Kenwood Unit's current level of sales, trained workforce and general operation will continue to improve unit level performance in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has met its capital requirements through the sale of Common Stock to and borrowings from its principal shareholder, Stephen D. King, the private placement of common stock and debt, and through revenues from operations. During the period from January 13, 1994 (Inception) through September 1995, the Company's predecessor sold 1,750 shares of Common Stock to Mr. King and another individual for nominal consideration, which shares were split 825-to-1 in November 1996.

     During the years ended December 29, 1996 and December 31, 1995, the maximum amount of borrowings from Mr. King outstanding at any time was $1,213,469 and $862,891, respectively. At year end December 29, 1996, and December 31, 1995, the amount of such outstanding indebtedness was $447,787 and $862,891, respectively. Included in these amounts were concept development costs reimbursed to a demonstration restaurant owned and operated by Mr. King in the amount of $278,101 for the year ended December 29, 1996 and $433,996 for the year ended December 31, 1995. The Company paid interest of 11.5% on all such advances.


     In October 1995, Kenwood Restaurant Limited Partnership, an Ohio limited partnership formed in June 1995 (the "Kenwood Partnership"), raised $2.5 million in a private placement of 250 shares of Common Stock of the Company's predecessor (which shares were split 825-to-1 in November 1996, and now represent 206,250 shares of the Company) and limited partnership interests in the Kenwood Partnership. In a reorganization of the Company which occurred in November 1996, the Kenwood Partnership contributed all of its assets to the Company's predecessor, including the Kenwood Unit, in exchange for 1,350,000 shares of Common Stock of the Company.


     From November 1996 through July 1997, the Company's predecessor completed private placements of an aggregate of 2,392,889 shares of Common Stock at $3.00 per share. The net proceeds were approximately $5.9 million. Such proceeds have been, and will be, used for new and additional features for the Kenwood Unit, repayment of indebtedness, working capital and development of the planned Mall of America Unit.

     For the year ended December 31, 1995, the year ended December 29, 1996 and the 26 weeks ended June 29, 1997, the Company used $932,549, $1,024,187 and $2,387,424, respectively, in cash flow for operating activities.


     Since Inception, the Company's principal capital requirements have been the funding of (i) the development of the Company and the Hotel Discovery concept,
(ii) the construction of the Kenwood Unit and the acquisition of furniture, fixtures and equipment therein and (iii) the development of the Mall of America Unit. Total capital expenditures for the Kenwood Unit were approximately $4.7 million.


     When completed, the Company estimates that capital expenditures for the Mall of America Unit will be approximately $4.5 million, net of landlord contributions of $1.6 million. The unit is expected to be complete in the second quarter of 1998.

     The Company borrowed $1.0 million under a leasehold mortgage term loan from a bank, which is personally guaranteed by Mr. King. This financing was used for the Kenwood Unit. Principal and interest are due monthly through October 1999, at which time the remaining balance is due in full. This loan had an outstanding principal balance of $965,290 on June 29, 1997. In December 1996, the Company borrowed an additional $2.5 million under a mortgage term loan from a bank. Payments of interest only were due through January 1998, at which time the entire principal balance was due. This loan was paid in full on January 31, 1997. In May 1997, the Company borrowed $2.0 million on a 13-month term note, with interest only payable monthly at the rate of 7.15%. This note was guaranteed by Mr. King and was fully secured by substantially all of the Company's assets. This note was repaid in full in July 1997. On June 23, 1997, the Company borrowed $800,000 from Provident Bank, which is fully secured by substantially all of the Company's assets. The loan bears interest at 2% over the bank's reference rate payable monthly. The loan was personally guaranteed by Mr. King. This loan was repaid in full in July 1997.



     After development of the two units funded by this offering, future development and expansion will be financed through cash flow from operations and other forms of financing such as the sale of additional equity and debt securities, capital leases and other credit facilities. There are no assurances that such financing will be available on terms acceptable or favorable to the Company.

                                    BUSINESS

GENERAL

     Hotel Discovery, Inc. is a Minnesota corporation which was formed to develop, own and operate upscale casual theme restaurants. The Company was formed in January 1994 as an Ohio corporation, prior to reorganizing as a Minnesota corporation, and operates one Hotel Discovery restaurant in the Kenwood Shopping Center in Cincinnati, Ohio, which opened in December 1996. A second restaurant to be located at the Mall of America in a suburb of Minneapolis, Minnesota, is currently under development. The Company also has a license agreement with Eastgate Restaurants, Inc., a corporation wholly-owned by Stephen D. King, for the operation of a demonstration and test restaurant in Cincinnati which opened in June 1994.

HOTEL DISCOVERY CONCEPT

     Hotel Discovery restaurants will serve the rapidly emerging upscale casual segment of the restaurant industry. Each Hotel Discovery restaurant will combine two contemporary trends within the restaurant industry by incorporating the entertainment features of restaurants such as Planet Hollywood, Rainforest Cafe and Dave & Buster's with the upscale casual attributes of restaurants like Palomino and The Cheesecake Factory. The Hotel Discovery concept is carefully designed to provide guests with a new and innovative dining concept providing noteworthy food, superior service and genuinely imaginative surroundings and special effects. Hotel Discovery restaurants will contain visual and audio effects providing a unique sight and sound experience. Management believes the Hotel Discovery restaurant ambiance and entertainment quality strongly differentiate its concept from traditional casual segment restaurants such as Applebee's, Bennigan's, Chili's and Friday's and goes beyond the simple food service-only concept of a typical theme restaurant.

THE CONCEPT AND THE KENWOOD UNIT

     Hotel Discovery is designed around the concepts of adventure, imagination, exploration and invention. It is based on a foundation of superior food and excellent service coupled with soft, sophisticated, non-intrusive entertainment. The surroundings and extensive self-entertainment aspects within Hotel Discovery restaurants, such as videos corresponding to each dining room, provide guests with soft discovery experiences that allow them to actively and passively participate in quality dining experiences.

     Imaginary places, myths, and legends intended to pique guests' individual interests provide a unique land of awareness, enjoyment, and entertainment to guests of Hotel Discovery. Specially designed furnishings and decorations, along with specially arranged audio-visual presentations, are carefully orchestrated to transport guests along imaginative dining journeys. The guest's voyage begins the moment he or she enters the restaurant and sees a hologram of an old-time sailing ship rocking on ocean waves. The guest is greeted by the concierge and then introduced to his or her adventure guide, who seats the guest in one of four distinctly different dining rooms: the Mapping Room, the Safari Room, the Artist Loft, or the Observatory.

     Features of Hotel Discovery include the sights and sounds of state-of-the-art video and audio systems, as well as more tangible entertainment items such as aquariums, waterfalls, a 25-foot moving whale's tail, space shuttle, a star dome with fiber optic lights, an artist's work in progress and African masks with moving eyes. While guests venture through the many different aspects of Hotel Discovery at their leisure, they are able to experience destinations both real and imaginary within any of the four dining rooms.

ADDITIONAL CONCEPT DEVELOPMENT

     In July 1997, the Company entered into an agreement with The Cuningham Group, an architectural and engineering firm based in Minneapolis, Minnesota, to assist the Company with Hotel Discovery concept development and rollout. The Cuningham Group offers full design and build services and the Company believes that it is a leading firm in the growing restaurant entertainment segment. Clients of The Cuningham Group in the restaurant and entertainment industries include Rainforest Cafe, Grand Casinos, Hilton Hotels, Paramount Studios, Steven Spielberg, MCA, IMAX Corporation, Harrah's Entertainment, Knott's Berry Farm, Walt Disney Company, Universal Studios and Six Flags.

THE CONCEPT AND THE MALL OF AMERICA UNIT


     The Company has obtained a lease for a 16,000-square-foot Hotel Discovery restaurant to be located on the third floor of the Mall of America in Bloomington, Minnesota, a suburb of Minneapolis (the "Mall of America Unit"). The Mall of America Unit will feature a 200-foot-long, curved front elevation that is planned to include waterfalls, stone masonry, brick and stucco which will symbolize the evolution of building materials through the centuries. As currently under development, the entrance will be very open and inviting, with a large replica of a sailing ship framing the retail merchandise area on one side and a half wall of rock with water fountains leading into the Discovery Club Bar on the other. The bar will be used to entertain guests who are waiting to be seated in the dining rooms and is expected to feature a stylized, partially open globe that will be large enough for guests to actually sit inside and enjoy sound and lighting effects.


                   [FLOOR PLAN OF THE MALL OF AMERICA UNIT*]

                      [BLUEPRINT OF MALL OF AMERICA UNIT]

* subject to change.


     The themes of imagination, invention, adventure and exploration will be carried forward and expanded to represent a period and place for each of three dining rooms. As currently planned, the Atlantis Room will transport diners to a sanctum submerged beneath the ocean. The Serengheti Room will recall the natural splendor of the famous Serengheti plains from the vantage point of a luxuriously appointed veranda. The Machu Picchu Room, with massive stone ruins and primitive wooden structures, will evoke the mysterious Incan city in the clouds.


RETAIL COMPONENT

     The retail area of a Hotel Discovery restaurant is located at the entrance of the facility. All restaurant patrons will have to pass by merchandise on their way to and from the dining areas. The retail component of the Hotel Discovery concept at the Kenwood Unit includes a collection of adult and children's casual clothing, including T-shirts, sweat shirts, shirts and caps, and a limited amount of other logo merchandise. The Mall of America Unit will display a much larger selection of merchandise which will be centered around the four themes of imagination, invention, exploration and adventure as expressed in the four dining rooms. Such merchandise is expected to include educational toys and games, stationery, prints, telescopes, art materials, jewelry, primitive musical instruments, gift items and travel and hotel memorabilia. The Company believes that its unique theme will generate significant consumer identification similar to the retail items sold by other restaurant/retail facilities.

EXPANSION PLANS; LOCATION SELECTION

     Management believes the Hotel Discovery concept is ideally targeted to the upscale mall and resort area customer segment. Future expansion activities will be concentrated in locations which exhibit large upper and upper middle class demographics and malls containing upscale, quality retailers and upscale casual restaurants. In addition, the large size of planned Hotel Discovery restaurants will necessitate locations in areas with significant tourist as well as local traffic. Several leading leasing managers of upscale malls have expressed interest in having a Hotel Discovery restaurant as a tenant. The Company currently intends to aim future expansion at upscale malls or resort areas.

AWARD-WINNING MENU

     The Hotel Discovery menu features items from around the world. In the 1997 Taste of Cincinnati festival, Hotel Discovery's Ebony Butterfly Medallions won "Best Entree" and another Hotel Discovery menu entry won honorable mention in the vegetarian category. Menu offerings include a variety of freshly prepared steaks, chicken, seafood, entree salads and pastas, all with an eclectic, international flair. The menu mirrors the exploratory journey and adventure society concept embodied in the restaurant itself.

     Management believes that continual guest feedback on the key attributes of food quality, menu variety, service and ambiance is crucial to Hotel Discovery's success. It is currently obtained by weekly tabulation of comment cards that are distributed with every guest check, an extensive mystery diner program and periodic marketing research and telephone interviews. This constant feedback enables Hotel Discovery management to monitor guest response to all areas of the operation and react accordingly.

     Great care is taken to ensure that only the finest and freshest meats, vegetables, spices and other ingredients are used in Hotel Discovery recipes. Hotel Discovery's freshly prepared menu items are designed to cater to the most discerning tastes consistent with the image of an upscale casual dining experience.

RESTAURANT OPERATIONS

     Hotel Discovery strives to maintain quality through extensive training of its employees and careful supervision of personnel. The Company has developed, and expects to implement at each Hotel Discovery restaurant, operations in accordance with a detailed operating manual, which contains specifications relating to food and beverage preparation, maintenance of premises and employee conduct. Each restaurant is expected to have a director of operations, five to seven managers and a controller.

     The Company places emphasis on employee training and incentives. Problems of employee turnover, low morale and inconsistent performance have been worsening within the restaurant industry in recent years. The Company believes that many of these problems can be lessened through extensive training, both initially and on an ongoing basis. Hotel Discovery training begins with classroom sessions that immerse new employees in Company food, beverage and service standards and guest communication guidelines. Each prospective guest service employee actually tastes, and is tested on, every food and beverage item on the menu. Daily shift meetings are held prior to lunch and dinner to communicate daily specials and feedback from comment cards and to reinforce service standards.

MANAGEMENT AND FINANCIAL CONTROLS

     Hotel Discovery has implemented specific management control features for employee follow-up, customer satisfaction, and financial results. These controls are described below.

     Employee Follow-up. Shift schedules are posted weekly for each position in the restaurant. Each shift is managed by a scheduled manager. Managers are responsible for executing job functions and following a thorough and complete checklist for each category of the restaurant. Checklists review the appearance of the outside of the restaurant, the dining room, kitchen and restrooms as well as dining room service and food preparation. Regular one-on-one meetings are held with employees and feedback as to their performance is given on a regular and consistent basis. This feedback includes positive reinforcement as well as redirection when a change in focus is needed. In addition, the restaurant's director of operations holds a weekly quality circle luncheon for key employees from each position in the restaurant. The President of the Company also holds a quarterly "town meeting" with selected employees to ensure that a strong communications system between the corporate office and the field is in place.

     Customer Satisfaction. Similar checklists are used to ensure that guests receive a high level of service and food quality. In addition, floor management is conducted during all peak seating periods by management. Management's incentives include a bonus based upon a percentage of cash flow and/or profitability. These incentives enable the manager to act and work as a "partner." It is this type of pay-for-performance system that will allow the results of Hotel Discovery restaurants to mirror those of an entrepreneurially owned and operated business.

     Financial Controls. Financial controls are monitored through a computer software system that is state-of-the-art for tracking sales, food costs, labor, and guest lists. All of this data is reviewed on a daily, weekly and monthly basis, enabling management to react promptly to correct deviations and capitalize on trends.

COMPETITION

     The food service industry is intensely competitive with respect to food quality, concept, location, service and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company believes that it competes with other full-service dine-in restaurants, take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets and prepared food stores, as well as with supermarkets and convenience stores. Competitors include national, regional and local restaurants, purveyors of carry-out food and convenience dining establishments.

     Competition in the food service business is often affected by changes in consumer tastes, national, regional, and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product and local competitive factors. The Company attempts to manage or adapt to these factors, but it should be recognized that some or all of these factors could cause the Company to be adversely affected. Management is of the opinion that quality food pleasingly presented is an absolute requirement within the upscale casual segment of the market.

THE UPSCALE CASUAL DINING SEGMENT

     The Hotel Discovery concept is positioned squarely in the upscale casual segment of the dining-out industry. Virtually all the successful upscale casual chains in the full service restaurant industry locate in major metropolitan areas and most typically within or contiguous to a high-traffic, upscale regional mall or resort area. While mall traffic in general has been sporadic or declining in recent years as the "big box" concept in retailing drains potential customers away from malls, the regional mall still remains a viable concept for fulfilling customer needs. In actuality, the declining customer count within the regional mall has created an opportunity for the upscale casual segment of the restaurant industry. Landlords desiring to increase traffic within the upscale mall have shown a willingness to provide restaurants with generous "add backs" or "give ups" to locate within a specific mall in order to increase the traffic flow, thereby creating an advantageous situation for both the mall developer as well as the restaurant investor.

     Although price is not the most important determinant to customer count within this $15 per average check niche, value is. The Hotel Discovery menu is extensive, varied, innovative, original and constantly evolving, using only the freshest ingredients coupled with a pleasing presentation. The surroundings are high-energy and casual with efficient, attentive and friendly service. Rather than merely a place to consume food, the concept appeals to all the senses through video, audio and entertainment features.


     While the dining-out industry as a whole has shown relatively sluggish growth over the last few years, the segment of the industry targeted by Hotel Discovery has recently shown rapid growth. Since the mid-1980s the top 20% of households have been increasing their share of total income. While this trend has had a profound effect on retailing in general, the effect on various segments of the restaurant industry has also been quite pronounced. An increase in the frequency of meals consumed away from home and a significantly larger average check have been observed.

GOVERNMENT REGULATIONS

     Hotel Discovery restaurants are subject to federal, state and local laws affecting the operation of its restaurants, including zoning, health, sanitation and safety regulation and alcoholic beverage licensing requirements. Each restaurant is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations. The suspension of food service or liquor license would cause an interruption of operations at the affected restaurant. The Company believes that it is in compliance with all licensing and other regulations.

     The Company is also subject to the Fair Labor Standards Act, which governs minimum wages, overtime and working conditions. A significant portion of Hotel Discovery restaurant employees are paid at rates relating to federal minimum wage. Accordingly, an increase in the minimum wage would directly increase each restaurant's labor cost.

     Obtaining alcoholic beverage licenses from various jurisdictions will require disclosure of certain detailed information about directors, officers and greater than 10% shareholders of the Company's equity securities, and will necessitate that such persons be approved by the appropriate liquor licensing authority.


The Kenwood Unit


LOCATION


     The Kenwood Unit is located in the recently refurbished Sycamore Plaza at Kenwood Shopping Center, a premier location in Cincinnati, Ohio, and opened for business on December 19, 1996. The restaurant contains approximately 17,000 square feet on three levels and is located at the northeast corner of the Shopping Center Plaza. The Company leases the site upon which the restaurant is constructed.


     The Kenwood Unit was open for dinner on December 19, 1996 and for lunch on January 4, 1997. For the 26 weeks ended June 29, 1997, the Kenwood Unit had total sales of $1,864,564.


DESCRIPTION OF LEASE


     The initial term of the lease is for 15 years. In addition, the Company has the right to extend the term of the lease for two additional terms of five years each, exercisable not earlier than 12 months nor later than six months prior to the expiration of the initial term or first option period, as applicable.

     The lease provides for the payment of both a monthly fixed minimum rent and a percentage rent based on gross sales in excess of an escalating base amount. The monthly fixed minimum rent is $12,833 for the first five years of the lease, $14,117 for the sixth through tenth years, $15,400 for the eleventh through fifteenth years, $16,683 during the first five-year lease renewal term and $17,967 during the second five-year lease renewal term.

     In addition to the fixed minimum rent, the lease provides for the payment of a percentage rent equal to 4% of the gross sales from the restaurant in excess of the following annual gross sales amounts: $3,850,000 for the first five years of the lease, $4,235,000 for the sixth through tenth years, $4,620,000 for the eleventh through fifteenth years, $5,004,999 for the first five-year lease renewal term and $5,390,000 for the second five-year lease renewal term.

     The lease is a "triple net" lease and, in addition to the fixed minimum rent and percentage rent, the Company is required to pay its proportionate share of taxes, insurance, and maintenance and operation costs. Initially, the estimated annual amount payable with respect to taxes, maintenance and operating costs, and insurance is $4.15 a square foot, or approximately $32,000 per year.

     The landlord agreed to reimburse the Company in an amount up to $200,000 as a construction allowance for the completion of building and leasehold improvements within 30 days of the opening of the Kenwood

Unit. The Company expects to complete the necessary documentation to obtain such reimbursement in the near future. In addition, the landlord agreed that it will not construct any permanent facility within a designated no-build area outlined in the lease. This "no-build" area allows unimpaired visibility of the restaurant from both Kenwood Road and Montgomery Road.

FINANCING OF THE KENWOOD UNIT

     The total cost of the Kenwood Unit, including additional features, was approximately $4.7 million. Approximately $2,475,000 of the cost of the restaurant was funded by the proceeds of a private placement in October 1995. Another $1,025,000 was financed by a private placement which was concluded in June 1997, $850,000 of which was spent on new additional features. Leasehold improvements in the amount of $200,000 will be financed by the landlord. An additional $1,000,000 was funded by a leasehold mortgage term loan (the "Loan") which was incurred by the Kenwood Restaurant Limited Partnership and assumed by the Company.

     The Loan is secured with a leasehold mortgage and lien on the assets of the restaurant and is guaranteed by Mr. King individually. The Loan bears interest at a floating rate which is currently 9.06% and provides for monthly payments of principal in the amount of $5,785 plus interest through October 1999, at which time the remaining balance is due in full.


The Mall of America Unit


LOCATION

     The Mall of America Unit will consist of a 16,000-square-foot restaurant located on the third floor of the Mall of America in Bloomington, Minnesota. The site is leased pursuant to a lease dated August 4, 1997 between Mall of America Company, a Minnesota general partnership, and the Company.

     The Mall of America opened in August 1992 with 266 tenants and now holds approximately 520 stores, merchandise carts and attractions, including four large anchor tenants (Macy's, Bloomingdale's, Sears and Nordstrom). The mall encompasses 4.2 million square feet on four enclosed floors, of which 2.5 million square feet are leasable, and employs 11,000 to 13,000 people, depending on the season. More than 93% of the leasable space is under contract, up from 71% five years ago. The mall draws an estimated 40 million visitors per year. Tourists account for 35% to 39% of mall traffic, which percentage increases up to 50% in the summer months.

     According to a recent article in the Minneapolis Star Tribune, the industry benchmark for success in prime shopping malls is $325 in annual sales per square foot, while stores in the Mall of America with fewer than 15,000 square feet (which includes most of the mall's tenants) average $450 in annual sales per square foot. This figure is partially offset by higher-than-average expenses, including property taxes and charges for common areas such as the rotunda and broad hallways. Mall development will increasingly focus on entertainment in order to maintain a strong flow of visitors to the mall. Since it opened in 1992, the mall has emerged as a laboratory for new retail and development concepts, including:

     - Knott's Camp Snoopy, the country's first indoor amusement park combined with a shopping center,

     - The first Rainforest Cafe, a tropical-theme restaurant with related entertainment and merchandise which has undergone three expansions since its 1994 opening and has since opened six other locations in the United States and in London, England;

     - Postmark America, the U.S. Postal Service's only retail store, and

     - Chrysler's Great Cars Great Trucks, a prototype showcase where shoppers can inspect vehicles and use touchscreen computers to price customized vehicles.

       Having successfully pioneered the Hotel Discovery concept at the Kenwood Unit, the management of the Company is optimistic that the Mall of America, with its reputation for innovation in retailing and entertainment, will be an ideal location to showcase the Company's continuing development of its highly-themed, entertainment-oriented Hotel Discovery restaurant concept.

DESCRIPTION OF MALL OF AMERICA LEASE

     The term of the lease is for 12 years, commencing on the earlier of (i) the day following the last day allowed to the Company for completion of remodeling of the leased space or (ii) the date on which the restaurant opens for business. The lease does not provide for renewal terms.

     The lease provides for the payment of either a minimum annual rent or a percentage rent based on gross sales. The minimum annual rent is $25 per square foot, or $405,375 per year based on approximately 16,215 square feet of leased area. The percentage rent is the amount by which 6% of gross sales exceeds minimum rent. The lease provides for waiver of the minimum annual rent for the first year of the lease. The landlord will also reimburse the Company for up to $1.6 million in leasehold improvements.

     The lease is a triple net lease and, in addition to the fixed minimum rent and percentage rent, the Company is required to pay its proportionate share of taxes, insurance, and maintenance and operation costs.

EMPLOYEES

     As of August 22, 1997, the Company employed 133 persons, of whom 82 worked in full-time positions and 51 were part-time. The Mall of America Unit is expected to employ approximately 250 full- and part-time personnel when operating at full capacity. No current employee is covered by a collective bargaining agreement, and the Company has never experienced an organized work stoppage, strike or labor dispute. The Company considers relations with its employees to be excellent.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.


                    NAME                       AGE                  POSITION(S) HELD
                    ----                       ---                  ----------------
Stephen D. King..............................  41    Chairman and Chief Executive Officer
Ronald K. Fuller.............................  51    President, Chief Operating Officer and Director
Steven B. Carey..............................  36    Vice President -- Menu Development
Samuel J. Talucci, Jr. ......................  45    Vice President -- Operations
John J. Motschenbacher.......................  34    Controller
Patricia J. Diamond..........................  38    Director of Retail
Michael L. Krienik...........................  44    Director
Thomas W. Orr................................  52    Director


     Stephen D. King, the Chairman and Chief Executive Officer of the Company, is a managing partner of BaryCenter Capital Management, a Cincinnati-based financial advisor and investment firm. Mr. King will devote substantially all of his management time to the Company. From 1982 to 1990, Mr. King served in various capacities, including Chief Executive Officer, of Pizza Hut of Cincinnati, Inc., which operates 36 Pizza Hut restaurants in the Cincinnati, Ohio area. Mr. King has also served in various capacities with Long John Silver, Two Pesos and Skyline Chili franchise operations. Mr. King also has extensive real estate and financing expertise and, from 1991 to 1994, served as managing partner of a real estate development partnership with properties valued at approximately $60 million.

     Ronald K. Fuller joined the Company as President and Chief Operating Officer in January 1997. Mr. Fuller had served since 1993 as President and Chief Executive Officer for Leeann Chin, Inc., Minneapolis, Minnesota. From 1985 to 1993, Mr. Fuller held several executive positions with General Mills, Inc. and General Mills Restaurants, Inc. in Minneapolis and Orlando, Florida, including Vice President -- Operations, Executive Vice President -- New Concept Development, and President/General Manager.


     Steven B. Carey became Vice President -- Menu Development of the Company in January 1997. From 1994 until that time, Mr. Carey was Corporate Executive Chef for Leeann Chin, Inc. From 1985 to 1994 he acted as Executive Chef or Senior Executive Chef for a number of units of Restaurants Unlimited, based in Seattle, Washington, including Palomino (Minneapolis), Ryan's Grill (Honolulu), Cutter's Grand Cafe (Philadelphia), Kincaid's Bayhouse (Burlingame, California) and Skates on the Bay (Berkeley).



     Samuel J. Talucci, Jr. became Vice President -- Operations in September 1997. From 1985 until that time, Mr. Talucci served as founder, owner and general manager of Magnolia Cafe, an award-winning Cajun and Creole restaurant in Philadelphia. From 1983 to 1985 Mr. Talucci worked for Mike Kelly's/Joe Kelly's, a full-service fresh seafood, steak and prime rib restaurant enterprise. He was initially Regional Supervisor for Joe Kelly's in Oklahoma City, where he oversaw profitability, store openings and management training for four restaurants, and then Director of Operations for Mike Kelly's in Detroit where he opened two restaurants, set up systems and procedures and supervised management training. From 1978 to 1983, Mr. Talucci served in various management capacities for T.W. Lee's Inc. (Lexington, Kentucky), That's Entertainment Inc. (New Haven and Yalesville, Connecticut), and Clyde's Inc. (Columbia, Maryland and Sao Paulo, Brazil).


     John J. Motschenbacher became Corporate Controller of the Company in June 1997. From 1993 to immediately prior to joining the Company, Mr. Motschenbacher served in various capacities for Leeann Chin, Inc., including as Director of Accounting and MIS and as Corporate Controller. He was the Controller of Q-Steaks, Inc., a steakhouse chain based in St. Louis Park, Minnesota. From 1991 to 1992 he was a Regional Controller for Bon Appetit Management Company (San Francisco), a provider of contract and institutional food service. From 1988 to 1991, he served as Senior Regional Accountant and then Manager of Accounting and Administration for Consul Restaurant Corporation (Bloomington, Minnesota), a Chi-Chi's Restaurant franchisee and provider of contract food services.

     Patricia J. Diamond became Director of Retail of the Company in August 1997. From April 1996 to immediately prior to joining the Company, Ms. Diamond served as General Manager of UnderWater World at the Mall of America, where she was responsible for developing and coordinating all aquarium operations, including financial, personnel, marketing and retail functions. From January 1992 to April 1996, Ms. Diamond acted as General Manager of the LEGO Imagination Center at the Mall of America, where she was responsible for setup, development, and management, including budgeting, hiring of personnel, retail, exhibition and special events promotion.


     Michael L. Krienik became a director of the Company in September 1997 and is President of Krienik Advertising Inc., Cincinnati, Ohio, a full-service advertising agency which he founded in 1981. Prior to founding his own advertising agency, Mr. Krienik served in various merchandising/management roles with Federated Department Stores from 1973 to 1977 and then served as the National Advertising Manager for U.S. Shoe Corporation from 1977 to 1981.



     Thomas W. Orr became a Director of the Company in September 1997 and has been a Senior Consultant since 1995 for the Delta Consulting Group, Trumbull, Connecticut, specializing in business strategy, new business development, marketing and sales. From 1994 to 1995, Mr. Orr was President of the retail chicken group of ConAgra Broiler Company, with responsibility for strategic direction, operations of five plants, sales, marketing, international and commodity businesses. Mr. Orr had previously been associated with ConAgra Broiler Company from 1991 to 1993 as Vice President of Sales and Vice President of Marketing. From 1993 to 1994, Mr. Orr served as Senior Vice President for Jennie-O Foods, Inc., a subsidiary of Hormel Foods, with responsibility for strategy development, marketing and sales for the retail, food service and commodity divisions.



     The Company is actively searching for a Chief Financial Officer and expects to hire such officer by the end of 1997.


EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by the Company for the period from January 13, 1994 (Inception) through December 29, 1996 to the Company's Chairman and Chief Executive Officer:

                                                                                                LONG-TERM
                                                                    ANNUAL COMPENSATION       COMPENSATION
                                                                  ------------------------   ---------------
                                                                              OTHER ANNUAL        AWARD
        NAME OF INDIVIDUAL                    POSITION            SALARY      COMPENSATION   OPTIONS GRANTED
        ------------------                    --------            ------      ------------   ---------------
Stephen D. King...................  Chairman of the Board and       $0(1)           0              --
                                    Chief Executive Officer

-------------------------
(1) Effective August 1, 1997, the Company began paying a salary to Mr. King of $200,000 per year.

EMPLOYMENT AGREEMENTS

     Mr. Fuller has a two-year employment agreement with the Company, which provides for an annual base salary of $200,000 for his first year of employment, which may be adjusted annually as determined by the Board of Directors, plus a bonus based upon the Company's performance. Such agreement also provides that if Mr. Fuller is terminated by the Company for a reason other than "cause," as defined therein, he will receive up to two years' severance if such termination occurs prior to the Effective Date and one year's severance if such termination occurs thereafter. Mr. Fuller receives medical, dental and other customary benefits. The employment agreement provides that Mr. Fuller will not compete with the Company for one year following termination of his employment. Mr. Fuller received options to purchase 300,000 shares of Common Stock at an exercise price of $3.00 per share. Options to purchase 50,000 shares are currently vested. The remaining options vest over two years.

     The Company intends to retain other executive management employees pursuant to employment agreements. The Company intends to offer stock options to such employees.

STOCK OPTION AND COMPENSATION PLAN


     The Board of Directors adopted the 1997 Stock Option and Incentive Compensation Plan (the "Plan") in January 1997 and reserved 500,000 shares of Common Stock for issuance to employees and key consultants under the Plan. The Plan was amended in September 1997 to increase to 750,000 the number of shares available for issuance under the Plan.



     The Plan is administered by the Board of Directors, which has the discretion to determine the number and purchase price of shares subject to stock options, which may not be below 85% of the fair market value of the Common Stock on the date granted, the term of each option, and the time or times during its term when the option becomes exercisable. As of the date of this Prospectus, options aggregating 502,666 shares of Common Stock have been granted to certain employees of the Company.


BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

     Each of the Company's directors has been elected to serve until the next annual meeting of shareholders. The Company's executive officers are appointed annually by the Company's directors. Each of the Company's directors continues to serve until his or her successor has been designated and qualified.


     Directors receive no fees for serving as directors and the Company has no current plans to pay cash compensation to its directors. The Company's two non-employee directors, Messrs. Krienik and Orr, each received a ten-year option to purchase 25,000 shares of Common Stock when they joined the Board. One-third of the options vest on each of the first, second and third anniversaries of the date of grant. The options granted to Messrs. Krienik and Orr have an exercise price of $3.34 a share. Members of the Board who are also employees of the Company receive no options for their services as directors.


                                 REORGANIZATION

     The Company's predecessor, Hotel Mexico, Inc. ("HMI"), was originally incorporated in January 1994 as an Ohio corporation. The Kenwood Restaurant Limited Partnership, an Ohio limited partnership (the "Kenwood Partnership"), was formed in June 1995 for the purpose of owning and operating the Kenwood Unit. The general partner of the Kenwood Partnership is Kenwood Restaurant, Inc., an Ohio corporation (the "General Partner"), which is 12.9% owned by Stephen D. King and 87.1% owned by other shareholders. Mr. King owns 23.9% of the voting stock of the General Partner. The Kenwood Partnership has 22 limited partners (the "Limited Partners") as a result of a private placement in October 1995.

     HMI's operations and the net assets of the Kenwood Partnership were combined on November 14, 1996. On that date, the Kenwood Partnership contributed all of its net assets to a newly formed corporation in exchange for shares of such corporation. HMI then merged with and into the newly-formed corporation, the name of which was changed to Hotel Mexico, Inc. Upon consummation of the merger, outstanding shares of HMI were converted into an aggregate of 1,350,000 shares of Common Stock of the newly formed corporation.

     The shares of HMI Common Stock received by the Kenwood Partnership in the reorganization will be retained by the Kenwood Partnership until the Effective Date. At that time, it is anticipated that the shares of Common Stock and any other partnership assets will be distributed to the general and limited partners in accordance with the Partnership Agreement and the Kenwood Partnership will be dissolved.

     On June 24, 1997, the Board of Directors of HMI approved its reincorporation as a Minnesota corporation named Hotel Discovery, Inc. Following approval of the transaction and of the name change by HMI's shareholders at a special meeting held on August 11, 1997, HMI was merged with and into Hotel Discovery, Inc., a newly-formed Minnesota corporation, on August 22, 1997. Hotel Discovery, Inc. has an authorized capital stock of 100,000,000 undesignated shares, and each share of Common Stock of HMI was converted into one share of Common Stock of Hotel Discovery, Inc.

                              CERTAIN TRANSACTIONS

     The Company granted a five-year non-exclusive license to Eastgate Restaurants, Inc., an Ohio corporation wholly owned by Stephen D. King, to test the concept at a demonstration restaurant at 792 Eastgate South Drive, Cincinnati, Ohio, which opened in June 1994. The license granted includes the right to use the Hotel Mexico name, emblems, restaurant design, furnishings, menu and operating procedures. The license fee included an initial payment of $2,500 to the Company and a monthly fee of $200.


     A principal shareholder, director and executive officer provided essentially all of the Company's working capital in the development stage. This working capital was provided by direct advances to the Company and reimbursement for various business costs and expenses incurred by the principal shareholder on behalf of the Company. During the years ended December 29, 1996 and December 31, 1995, the maximum amount of such indebtedness outstanding at any time was $1,213,469 and $862,891, respectively. At year end December 29, 1996 and December 31, 1995, the amount of such outstanding indebtedness was $447,787 and $862,891, respectively. Included in these amounts were concept development costs reimbursed to a demonstration restaurant owned and operated by the principal shareholder in the amount of $278,101 for the year ended December 29, 1996 and $433,996 for the year ended December 31, 1995. The Company pays interest of 11.5% on all such advances. Subsequent to December 29, 1996, this principal shareholder has continued to provide the Company with additional working capital advances on a revolving basis, with $348,430 and $524,000 outstanding on June 29, 1997 and the date of this Prospectus, respectively.


     Under the Kenwood Unit lease, the landlord is required to reimburse the Company for leasehold improvements in the amount of $200,000 upon presentation of appropriate documentation, which money the Company intends to use to retire a portion of its debt to Mr. King.

     In December 1996, the Company borrowed $2.5 million under a term loan from PNC Bank, Ohio, National Association, fully secured by cash collateral. The loan accrued annual interest of 5.94% and payments of interest only were due through January 1998, at which time the entire principal was due. The loan was personally guaranteed by Mr. King. This loan was paid in full on January 31, 1997. In May 1997 the Company borrowed $2.0 million on a 13-month term note, with interest only payable monthly at the rate of 7.15%. This note was guaranteed by Mr. King and was fully secured by substantially all of the Company's assets. This note was repaid in full in July 1997. Mr. King has also personally guaranteed a $1,000,000 leasehold mortgage term loan from PNC Bank, Ohio to the Company. See "The Kenwood Unit--Financing of the Kenwood Unit."

     On June 23, 1997, the Company borrowed $800,000 from Provident Bank, which is fully secured by substantially all of the Company's assets. The loan bears interest at 2% over the bank's reference rate payable monthly. The loan was personally guaranteed by Mr. King. This loan was repaid in full in July 1997.


     It is the Company's belief that each transaction referred to in this section between the Company and an officer, director or 5% shareholder of the Company's Common Stock was on terms no less favorable to the Company than could have been obtained from non-affiliated parties. Any future transactions and loans between the Company and any of such persons will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus, as adjusted to give effect to the issuance of the securities offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.


                                                                                      PERCENT
                                                                               ----------------------
                                                              SHARES OF        PRIOR TO      AFTER
                           NAME                              COMMON STOCK      OFFERING   OFFERING(1)
                           ----                              ------------      --------   -----------
Stephen D. King(2).........................................     900,000(3)       16.7%       11.4%
Ronald K. Fuller...........................................      60,000(4)        1.1         0.8
Michael L. Krienik.........................................           0            --          --
Thomas W. Orr..............................................           0            --          --
Kenwood Restaurant Limited Partnership(2)..................   1,350,000(5)       25.0        17.1
All executive officers and directors as a group (4
  persons).................................................     960,000(3)       17.6        12.1


-------------------------
(1) Figures do not include any shares that may be purchased in the offering by executive officers, directors and the principal shareholder of the Company. Assumes that the Underwriter's over-allotment option is not exercised.

(2) Such person's address is 8260 NorthCreek Drive, Suite 140, Cincinnati, Ohio 45236.


(3) Includes 248,884 shares owned by Mr. King that are subject to options to purchase held by various individuals. Does not include 395,276 shares as to which Mr. King has voting control pursuant to voting trust agreements. Such voting trust agreements will terminate on the Effective Date. Mr. King has an option exercisable through September 20, 2001 to purchase those shares. Also does not include shares held by the Kenwood Restaurant Limited Partnership, as to which shares Mr. King has voting control. See "Reorganization." Including all such shares (but excluding, subsequent to the offering, the shares subject to the voting trust agreements), Mr. King's percentage ownership would be 49.0% and 28.5%, respectively.


(4) Includes 50,000 shares issuable upon exercise of stock options that are exercisable within 60 days.

(5) Mr. King has voting control of these shares. See "Reorganization."

                           DESCRIPTION OF SECURITIES

UNITS

     Each Unit offered hereby consists of one share of Common Stock and one redeemable Class A Warrant. Warrants are immediately exercisable and, commencing 10 trading days after the Effective Date, separately transferable from the Common Stock. Each Class A Warrant entitles the holder to purchase at any time, until the earlier of redemption by the Company or four years following the Effective Date, one share of common Stock at an exercise price of $6.50 per Warrant, subject to adjustment.

CAPITAL STOCK


     The Company's authorized capital stock consists of 100,000,000 undesignated shares of Common Stock, $.01 par value per share in the case of Common Stock, and a par value as determined by the Board of directors in the case of Preferred Stock. After the closing of this Offering, there will be issued and outstanding 7,899,289 shares of Common Stock, or 8,274,289 shares if the Underwriter's over-allotment option is exercised in full.


COMMON STOCK

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.


     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Significant corporate transactions, such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation, require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular stockholders' meeting. The Company's directors and officers as a group beneficially own approximately 17.6% of the Outstanding Common Stock of the Company. Upon completion of this Offering, such persons will beneficially own approximately 12.1% of the outstanding shares (11.5% if the Underwriter's over-allotment option is exercised in full). See "Principal Shareholders." Accordingly, such persons will continue to be able to substantially control the Company's affairs including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed. There are approximately 265 beneficial holders of the Company's Common Stock as of the date of this Prospectus.


     The rights of holders of the shares of Common Stock may in the future become subject to prior and superior rights and preferences in the event that the Board of Directors establishes one or more additional classes of Common Stock or one or more series of Preferred Stock. The Board of Directors has no present plan to establish any such class or series.

     The limited partners of the Kenwood Partnership, who currently own an aggregate of 206,250 shares of Common Stock of the Company and will receive an aggregate of 922,500 additional shares of the Company's Common Stock upon dissolution of the Kenwood Partnership, have preemptive rights with respect to certain private placements of equity securities and certain debt securities of the Company pursuant to a Shareholder Agreement dated as of September 30, 1995. These preemptive rights will terminate immediately prior to the Effective Date.

CLASS A WARRANTS

     The Class A Warrants included as part of the Units being offered hereby will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, N.A. as Warrant Agent (the "Warrant Agent"). The following summary of the

Warrant Agreement is not complete, and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Commencing 10 trading days after the Effective Date, the shares of Common Stock and the Class A Warrants offered as part of the Units will be detachable and separately transferable. One Class A Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock during the four years following the Effective Date, subject to earlier redemption, provided that at such time a current prospectus relating to the shares of Common Stock issuable upon exercise of the Class A Warrants is in effect and the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each Class A Warrant will be exercisable at an exercise price of $6.50 per Warrant, subject to adjustment in certain events.

     The Class A Warrants are subject to redemption by the Company beginning 90 days after the Effective Date, on not less than 30 days' written notice, at a price of $.01 per Warrant at any time following a period of 14 consecutive trading days where the per share average closing bid price of the Common Stock exceeds $7.00 (subject to adjustment), provided that a current prospectus covering the shares issuable upon the exercise of the Class A Warrants is then effective under federal securities laws. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by Nasdaq so long as the Common Stock is quoted on Nasdaq and, if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Class A Warrants will automatically forfeit all rights thereunder except the right to receive the $.01 redemption price per Warrant unless the Class A Warrants are exercised before they are redeemed.

     The Warrantholders are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose. The Class A Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Warrant Agent. Although the Company has applied for listing of the Class A Warrants on the Nasdaq SmallCap Market, there is currently no established market for the Class A Warrants, and there is no assurance that any such market will develop.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Class A Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

     The Class A Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reserve side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Class A Warrants being exercised.

RECENT PRIVATE PLACEMENTS OF COMMON STOCK

     In July 1997, the Company concluded the private placement of 499,804 shares of Common Stock at $3.00 per share. The Company realized net proceeds of approximately $1,400,000. These proceeds were used for working capital purposes.

     In June 1997, the Company concluded the private placement of 1,663,085 shares of Common Stock at $3.00 per share. The Company realized net proceeds of approximately $4,350,000. Of these net proceeds, $1,200,000 was used to repay a $1.2 million working capital loan from PNC Bank, Ohio, National Association, which loan had been guaranteed by Mr. King personally. An additional $675,000 was used to complete construction and development of the Kenwood Unit, $850,000 has been or is being used for new features for the Kenwood Unit, approximately $200,000 has been used for development and execution of the lease at the Mall of America, and the balance was utilized for working capital, including operating losses.

     The Underwriter acted as the selling agent (the "Agent") with respect to these equity offerings. The Agent received sales commissions equal to 8% of the gross proceeds of the offering plus a non-accountable expense allowance of 2% of gross proceeds. The Agent also received four-year warrants to purchase 199,205 shares of the Company's Common Stock at an exercise price of $3.75 per share.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, there will be 7,899,289 shares of Common Stock issued and outstanding (8,274,289 if the Underwriter's over-allotment option is exercised in full). The shares purchased in this Offering will be freely tradeable without registration or other restriction under the 1933 Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Act).



     All the currently outstanding shares were issued in reliance upon the "private placement" exemptions provided by the Act and are deemed restricted securities within the meaning of Rule 144 ("Restricted Shares"). Restricted Shares may not be sold unless they are registered under the Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. A total of 4,438,288 Restricted Shares will become eligible for sale, assuming all of the other requirements of Rule 144 have been satisfied, as follows: 1,857,001 shares upon the Effective Date (except that holders of 1,510,933 of such shares have agreed not to sell or otherwise dispose of such shares for 90 days after the Effective Date), 1,092,400 shares in the fourth quarter of 1997 (except that the holders of such 1,092,400 shares have agreed not to sell or otherwise dispose of such shares for 90 days after the Effective
Date), 800,685 shares in the second quarter of 1998, and 739,203 shares in the third quarter of 1998.


     Rule 144 provides that if at least one year has elapsed since restricted shares of Common Stock were last acquired from the Company or an affiliate of the Company, the holder is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of Common Stock then outstanding or the reported average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the SEC. Sales under Rule 144 are subject to certain manner of sale restrictions, notice requirements and availability of current public information concerning the Company. A person who is not an affiliate of the Company during the three months preceding the sale generally may sell shares without regard to the volume limitations, manner of sale provision, notice requirements or the availability of public information concerning the Company, provided that at least two years have elapsed since the shares were last acquired from the Company or an affiliate.


     In general, under Rule 701 as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company by exercising a stock option outstanding on the date of the Offering is eligible to resell such shares 90 days after the date of the Prospectus in reliance on Rule 144, but need not comply with certain restrictions contained in Rule 144, including the holding period requirement. After the Offering, the Company intends to register, through a Form S-8 registration statement, 750,000 shares of Common Stock that are reserved for issuance under the Stock Option Plan. See "Management." After the effective date of such registration statement, shares issued upon exercise of outstanding options would generally be eligible for immediate resale in the public market, subject to vesting under the applicable option agreements.



     Following this Offering, the Company cannot predict the effect, if any, that sales of the Common Stock or the availability of such Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of Common Stock could adversely affect prevailing market prices for the Common Stock if and when a public market exists. The Company's executive officers, directors and 5% shareholders have agreed that they will not sell, grant any option for the sale of, or otherwise dispose of any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 180 days after the Effective Date without the prior written consent of the Underwriter. Holders of an aggregate of 2,162,889 shares of the Company's Common Stock purchased in two private placements in which the Underwriter acted as selling agent agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the Effective Date.

MINNESOTA ANTI-TAKEOVER LAW

     The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     Norwest Bank Minnesota, N.A. is the transfer agent and registrar for the Common Stock.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in the Underwriting Agreement, dated the effective date of this offering, R.J. Steichen & Company (the "Underwriter") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, an aggregate of 2,500,000 Units.


     The Underwriting Agreement provides that the Underwriter will be obligated to purchase, subject to the terms and conditions set forth therein, all of the Units being sold pursuant to the Underwriting Agreement (other than the Units covered by the over-allotment option) if any of the Units being sold pursuant to the Underwriting Agreement are purchased.


     The Company has been advised by the Underwriter that the Underwriter proposes to offer the 2,500,000 Units at a Price to Public of $5.00 per Unit and to certain selected dealers at such price less a concession not in excess of $.24 per Unit to certain other dealers who are members of the National Association of Securities Dealers, Inc. After the initial public offering, the Price to Public and other selling terms may be changed by the Underwriter. The Underwriter does not intend to confirm sales to any account over which it has discretionary authority.



     In the Underwriting Agreement, the Company and the Underwriter have agreed to indemnify each other (including officers, directors and control persons of each other) against certain liabilities under the 1933 Act, or to contribute to payments which the Underwriter may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



     The Company has granted to the Underwriter an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 375,000 Units at the Price to Public, less the Underwriting Discount shown on the cover page of this Prospectus. This option may only be exercised in whole or in part, but only for the purpose of covering any over-allotments in the sale of the Units offered hereby.



     The Company's executive officers, directors and 5% shareholders have agreed that they will not sell, grant any option for the sale of, or otherwise dispose of any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 180 days after the Effective Date without the prior written consent of the Underwriter. Holders of an aggregate of

2,162,889 shares of the Company's Common Stock purchased in two private placements in which the Underwriter acted as selling agent agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the Effective Date.



     The Company has agreed to pay the Underwriter a nonaccountable expense allowance of 2% of the aggregate Total Price to Public of the Units or $250,000 ($287,500 if the Underwriter's over-allotment option is exercised in full).



     The Company has agreed to sell to the Underwriter, for $50.00, five-year warrants to purchase 250,000 shares of Common Stock of the Company at a price per share equal to 120% of the Price to Public (the "Underwriter's Warrant"). The Underwriter's Warrant is exercisable commencing one year from the Effective Date and for a period of four years thereafter. The Underwriter's Warrant contains anti-dilution provisions providing for appropriate adjustments to the exercise price and the number of shares on the occurrence of certain events. The shares of Common Stock received upon exercise of the Underwriter's Warrant may participate in any securities registration by the Company, at the Company's expense, during the term of the Warrant and for two years thereafter unless and to the extent that, in the judgment of the underwriter of such offering, the market for the securities to be sold by the Company would be adversely affected thereby. In addition, the holders of such shares have a one-time right to demand registration of the shares during the term of the Warrant, at the Company's expense, if and when registration of the Company's securities on Form S-3 becomes available under the 1933 Act. The Underwriter's Warrant also has a cashless exercise option. Any profits realized by the Underwriter upon the sale of the Underwriter's Warrant or the securities issuable upon exercise thereof may be deemed to constitute additional underwriting compensation.


     In November 1996 through July 1997, the Company sold an aggregate of 2,162,889 shares of Common Stock in two private placements in which the Underwriter acted as selling agent. The Underwriter received agent's commissions of approximately $597,616 and warrants to purchase an aggregate of 199,205 shares of Common Stock exercisable at $3.75 per share.

     At the request of the Company, up to 10% of the Units offered hereby may be reserved for sale to persons designated by the Company. The price of such Units will be the Price to Public set forth on the cover of this Prospectus.

     Prior to this Offering, there has been no public market for the shares. Consequently, the Price to Public of the Units and the exercise price of the Class A Warrants were arbitrarily determined through negotiation between the Company and the Underwriter and bears no relation to the Company's current earnings, book value, net worth, financial statement criteria of value, the history of and prospects for the industry in which the Company principally competes or the capability of the Company's management. There can be no assurance that the price at which the Units, the Class A Warrants or the Common Stock will sell in the public market after this Offering will not be lower than the price at which they are sold by the Underwriter.

     The foregoing is a summary of the material provisions of the Underwriting Agreement and the Underwriter's Warrant. Copies of such documents have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the Units offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota. Certain legal matters relating to the sale of the Units of Common Stock will be passed upon for the Underwriter by Doherty Rumble & Butler, P.A., Minneapolis, Minnesota.

                                    EXPERTS

     The financial statements of Hotel Discovery, Inc. at December 29, 1996 and for each of the two years in the period ended December 29, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not a reporting company under the Securities Exchange Act of 1934, as amended. The Company has filed with the Washington, D.C. Office of the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Act with respect to the Common Stock offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the Washington office of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at the same address.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-1
Audited Financial Statements:
  Balance Sheet.............................................  F-2
  Statements of Operations..................................  F-3
  Statements of Shareholders' Equity........................  F-4
  Statements of Cash Flows..................................  F-5
Notes to Financial Statements...............................  F-6

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of Hotel Discovery, Inc.,

     We have audited the accompanying balance sheet of Hotel Discovery, Inc. as of December 29, 1996 and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1995 and December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hotel Discovery, Inc. at December 29, 1996 and the results of its operations and its cash flows for the years ended December 31, 1995 and December 29, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG, LLP

Cincinnati, Ohio
August 20, 1997

                             HOTEL DISCOVERY, INC.

                                 BALANCE SHEET

                                                                DECEMBER 29,      JUNE 29,
                                                                    1996            1997
                                                                ------------      --------
                                                                                (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $2,707,561     $ 1,998,056
  Inventory.................................................        138,757         131,987
  Other current assets......................................         91,575         205,936
                                                                 ----------     -----------
     Total current assets...................................      2,937,893       2,335,979
                                                                 ----------     -----------
PROPERTY AND EQUIPMENT
  Building..................................................      1,900,547       1,900,547
  Leasehold improvements....................................      1,452,635       1,584,677
  Equipment and fixtures....................................        902,334       1,218,538
                                                                 ----------     -----------
                                                                  4,255,516       4,703,762
  Less: accumulated depreciation............................        (25,000)       (300,000)
                                                                 ----------     -----------
     Total property and equipment, net......................      4,230,516       4,403,762
                                                                 ----------     -----------
OTHER ASSETS................................................         51,841         233,024
                                                                 ----------     -----------
     Total assets...........................................     $7,220,250     $ 6,972,765
                                                                 ==========     ===========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payable..................................     $2,500,000     $ 2,800,000
  Accounts payable..........................................        803,885         751,197
  Accrued expenses..........................................        538,637          14,466
  Salaries and wages payable................................        174,882          36,583
  Advances payable to principal shareholder.................        447,787         348,430
  Current portion of long-term debt.........................         69,420          69,420
                                                                 ----------     -----------
     Total current liabilities..............................      4,534,611       4,020,096
LONG-TERM DEBT, LESS CURRENT PORTION........................        924,795         895,870
CONVERTIBLE PROMISSORY NOTES PAYABLE........................        150,000         150,000
                                                                 ----------     -----------
     Total liabilities......................................      5,609,406       5,065,966
                                                                 ----------     -----------
COMMITMENTS AND CONTINGENCIES (NOTE 7)
SHAREHOLDERS' EQUITY:
  Common stock (.01 par value, 100,000,000 shares authorized and 3,945,400 and 4,899,485 shares issued and
     outstanding)...........................................         39,454          48,995
  Additional paid-in capital................................      5,013,126       7,581,231
  Less: common stock subscribed.............................              0        (600,000)
  Accumulated deficit.......................................     (3,441,736)     (5,123,427)
                                                                 ----------     -----------
     Total shareholders' equity.............................      1,610,844       1,906,799
                                                                 ----------     -----------
     Total liabilities and shareholders' equity.............     $7,220,250     $ 6,972,765
                                                                 ==========     ===========

See accompanying notes

                             HOTEL DISCOVERY, INC.

                            STATEMENTS OF OPERATIONS

                                                      YEAR ENDED             TWENTY-SIX WEEKS ENDED
                                              ---------------------------   ------------------------
                                              DECEMBER 31,   DECEMBER 29,    JUNE 30,     JUNE 29,
                                                  1995           1996          1996         1997
                                              ------------   ------------    --------     --------
                                                                                  (UNAUDITED)
NET SALES...................................   $        0    $   104,129    $        0   $ 1,864,564
                                               ----------    -----------    ----------   -----------
COSTS AND EXPENSES:
  Food and beverage costs...................            0         43,324             0       612,115
  Labor and benefits........................            0         85,407             0     1,036,302
  Restaurant operating expenses.............            0        155,832             0       602,055
  Depreciation and amortization.............            0         25,000             0       275,000
  Selling, general and administrative
     expenses...............................       14,775        138,209        44,122       765,573
  Pre-opening and development costs.........      923,482      1,970,452       413,889       189,423
                                               ----------    -----------    ----------   -----------
       Total costs and expenses.............      938,257      2,418,224       458,011     3,480,468
                                               ----------    -----------    ----------   -----------
LOSS FROM OPERATIONS........................     (938,257)    (2,314,095)     (458,011)   (1,615,904)
OTHER INCOME (EXPENSE):
  Interest (expense)........................       (2,209)       (13,507)            0       (92,503)
  Interest income...........................            0              0        10,950        26,716
                                               ----------    -----------    ----------   -----------
       Total other income (expense).........       (2,209)       (13,507)       10,950       (65,787)
                                               ----------    -----------    ----------   -----------
       Net loss.............................   $ (940,466)   $(2,327,602)   $ (447,061)  $(1,681,691)
                                               ==========    ===========    ==========   ===========
Shares used in per share calculations.......    3,362,611      4,355,187     4,286,100     5,058,240
                                               ==========    ===========    ==========   ===========
Net loss per share..........................   $     (.28)   $      (.53)   $     (.10)  $      (.33)
                                               ==========    ===========    ==========   ===========

See accompanying notes

                             HOTEL DISCOVERY, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                    COMMON STOCK       ADDITIONAL
                                 -------------------    PAID-IN     COMMON STOCK   ACCUMULATED
                                  SHARES     AMOUNT     CAPITAL      SUBSCRIBED      DEFICIT        TOTAL
                                  ------     ------    ----------   ------------   -----------      -----
BALANCE -- JANUARY 1, 1995.....  1,650,000   $16,500   $    9,000   $   (25,500)   $  (173,668)  $  (173,668)
  Issuance of shares...........  1,350,000    13,500    2,461,000    (1,750,000)            --       724,500
  Cash received on stock
    subscribed.................         --        --           --       830,000             --       830,000
  Net loss.....................         --        --           --            --       (940,466)     (940,466)
                                 ---------   -------   ----------   -----------    -----------   -----------
BALANCE -- DECEMBER 31, 1995...  3,000,000    30,000    2,470,000      (945,500)    (1,114,134)      440,366
  Issuance of shares...........    945,400     9,454    2,543,126            --             --     2,552,580
  Cash received on stock
    subscribed.................         --        --           --       945,500             --       945,500
  Net loss.....................         --        --           --            --     (2,327,602)   (2,327,602)
                                 ---------   -------   ----------   -----------    -----------   -----------
BALANCE -- DECEMBER 29, 1996...  3,945,400    39,454    5,013,126            --     (3,441,736)    1,610,844
  Issuance of shares
    (unaudited)................    947,685     9,477    2,548,969      (690,000)            --     1,868,446
  Shares issued for services
    (unaudited)................      6,400        64       19,136            --             --        19,200
  Cash received on stock
    subscribed (unaudited).....         --        --           --        90,000             --        90,000
  Net loss (unaudited).........         --        --           --            --     (1,681,691)   (1,681,691)
                                 ---------   -------   ----------   -----------    -----------   -----------
BALANCE -- JUNE 29, 1997
            (UNAUDITED)........  4,899,485   $48,995   $7,581,231   $  (600,000)   $(5,123,427)  $ 1,906,799
                                 =========   =======   ==========   ===========    ===========   ===========

See accompanying notes

                             HOTEL DISCOVERY, INC.

                            STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED            TWENTY-SIX WEEKS ENDED
                                              ---------------------------   -----------------------
                                              DECEMBER 31,   DECEMBER 29,   JUNE 30,     JUNE 29,
                                                  1995           1996         1996         1997
                                              ------------   ------------   --------     --------
                                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..................................   $ (940,466)   $(2,327,602)   $(447,061)  $(1,681,691)
     Depreciation and amortization..........            0         25,000            0       275,000
     Shares issued for services.............            0              0            0        19,200
     Changes in operating assets and
       liabilities --
       Inventory............................            0       (138,757)           0         6,770
       Other current assets.................       20,000        (71,575)      20,000      (114,361)
       Other assets.........................            0              0       34,527      (177,183)
       Accounts payable.....................      (12,083)       775,228      148,731       (52,689)
       Accrued expenses and salaries and
          wages payable.....................            0        713,519            0      (662,470)
                                               ----------    -----------    ---------   -----------
          Net cash used for operating
            activities......................     (932,549)    (1,024,187)    (243,803)   (2,387,424)
                                               ----------    -----------    ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......     (811,969)    (3,443,544)    (996,684)     (448,245)
  Payment of organization costs.............            0              0         (165)       (4,000)
                                               ----------    -----------    ---------   -----------
          Net cash used for investing
            activities......................     (811,969)    (3,443,544)    (996,849)     (452,245)
                                               ----------    -----------    ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances (payments) from shareholder......      637,221       (415,103)     (67,185)      (99,357)
  Net increase in short-term notes
     payable................................            0      2,500,000            0       300,000
  Proceeds from issuance of bank note.......            0      1,000,000            0             0
  Issuance of convertible notes payable.....            0        150,000      100,000             0
  Proceeds from issuance of equity..........      724,980      2,552,580            0     1,868,446
  Principal repayments on bank note.........            0         (5,785)           0       (28,925)
  Payments received on stock
     subscriptions..........................      830,000        945,500      915,000        90,000
                                               ----------    -----------    ---------   -----------
          Net cash provided by financing
            activities......................    2,192,201      6,727,192      947,815     2,130,164
                                               ----------    -----------    ---------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................      447,683      2,259,461     (292,837)     (709,505)
CASH AND CASH EQUIVALENTS, BEGINNING........          417        448,100      448,100     2,707,561
                                               ----------    -----------    ---------   -----------
CASH AND CASH EQUIVALENTS, ENDING...........   $  448,100    $ 2,707,561    $ 155,263   $ 1,998,056
                                               ==========    ===========    =========   ===========
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Cash paid for interest....................   $   60,000    $    45,000    $       0   $    65,787
  Cash paid for income taxes................   $        0    $         0    $       0   $         0

See accompanying notes

                             HOTEL DISCOVERY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                    DECEMBER 29, 1996 AND DECEMBER 31, 1995

1. DESCRIPTION OF THE BUSINESS AND FORMATION OF THE COMPANY

     Hotel Discovery, Inc. (the "Company") owns and operates one restaurant in Cincinnati Ohio (the "Kenwood Unit"). Prior to the opening of this restaurant on December 19, 1996, the Company was in the development stage. In August 1997, the Company reincorporated in the State of Minnesota and changed its name from Hotel Mexico, Inc. to Hotel Discovery, Inc. and increased the number of authorized shares to 100,000,000.

     On November 13, 1996, the Company was reorganized after Hotel Mexico, Inc. was incorporated in the state of Ohio and became the owner of Hotel Mexico, Inc.-predecessor and all the net assets of Kenwood Restaurant Limited Partnership. The result of the reorganization is that the owners of Hotel Mexico, Inc.-predecessor and the Partnership became the owners of all the outstanding stock of Hotel Mexico, Inc.-successor. The reincorporation and reorganization have been reflected retroactively and all share and per share amounts have been adjusted.

     A demonstration and test restaurant, owned by the principal shareholder of the Company, which opened in June 1994, was used in the development of the Hotel Discovery concept. This restaurant operates using the Hotel Mexico name under a license agreement with the Company.

2. SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL DATA

     The unaudited balance sheet as of June 29, 1997 and the related statements of operations, cash flows and shareholders' equity for the twenty-six week period ended June 29, 1997 have been prepared in accordance with the accounting policies in effect as of December 29, 1996 and for the two years ended December 29, 1996. In the opinion of management such interim financial statements contain all adjustments (all of which are normal and recurring in nature) necessary to present fairly the Company's financial position and results of operations and cash flows. The results of operations for the twenty-six week period ended June 29, 1997 is not necessarily indicative of the results to be expected for the full year.

FISCAL YEAR

     The Company has adopted a 52/53 week accounting period ending on the Sunday nearest December 31 of each year.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on hand, bank deposits and liquid money market investments with maturities of 90 days or less.

INVENTORY

     Restaurant food and supplies inventories are stated at the lower of cost (determined using the first-in first-out method) or market.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. Advertising expense was $0 and $98,673 for 1995 and 1996.

                             HOTEL DISCOVERY, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRE-OPENING AND DEVELOPMENT COSTS

     Pre-opening costs such as staff training, advertising, rent, and concept development, menu design, consultant and similar costs of a development nature are expensed as incurred.

PROPERTY AND EQUIPMENT

     Property and equipment acquired are recorded at cost and includes interest on funds borrowed to finance construction. Capitalized interest in 1996 was $45,000. Improvements are capitalized, while repair and maintenance expenses are charged to operations as incurred. Leasehold improvements are being amortized using the straight line method over the shorter of the estimated useful life or the lease term. Furniture and equipment are being depreciated on a straight-line method over 5 to 15 years.

INCOME TAXES

     The Company accounts for income taxes using the liability method to recognize deferred income tax assets and liabilities. Deferred income taxes are determined based upon the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

STOCK OPTIONS

     As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, the Company has chosen to account for stock option grants using the intrinsic value method prescribed in APB opinion No. 25, Accounting for Stock Issued to Employees. No options were granted during the two years ended December 29, 1996.

RECENTLY ISSUED ACCOUNTING STANDARDS

     During 1996 the Company adopted Financial Accounting Standards Board Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement 121). Statement 121 establishes accounting standards for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill either to be held or disposed of. The adoption of Statement 121 did not have an impact on the Company's financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from the estimates.

NET LOSS PER COMMON SHARE

     Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding and dilutive common equivalent shares assumed to be outstanding during each period. Common equivalent shares consist of dilutive options to purchase common stock. However, pursuant to certain rules of the Securities and Exchange Commission, the calculation also includes equity securities, including options and warrants, issued within one year of an initial public offering with an issue price less than the initial public offering price, even if the effect is anti-dilutive. The treasury stock method was used in determining the dilutive effect of such issuances.

                             HOTEL DISCOVERY, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company will adopt in the fiscal year ending December 28, 1997, Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS No. 128), which was issued in February 1997. SFAS No. 128 requires disclosures of basic earnings per share (EPS) and diluted EPS, which replaces the existing primary EPS and fully diluted EPS, as defined by APB No. 15. Basic EPS is computed by dividing net income by the weighted average number of shares of Common Stock, outstanding during the year. Dilutive EPS is computed similar to EPS as previously reported provided that, when applying the treasury stock method to common equivalent shares, the Company must use its average share price for the period rather than the more dilutive greater of the average share price or end-of-period share price required by APB No. 15.

3. DEBT

     The Company borrowed $1,000,000 in August 1996 under a leasehold mortgage term loan from a bank. The loan bears interest at 9.06%, payments of principal and interest are due monthly in the amount of $5,785 through October 1999 at which time the remaining balance is due in full.

     In December 1996, the Company borrowed an additional $2,500,000 under a mortgage term loan from a bank. The loan bears interest at 5.94%, payments of interest only are due through January 1998 at which time the entire principal is due. The loan has been classified as short-term as it was repaid in full in January 1997.

     The loans are secured by the leasehold mortgage and substantially all assets of the Kenwood Unit. Additionally the principal shareholder has personally guaranteed the loans. Related loan agreements require minimum working capital, tangible net worth and debt coverage ratios and restrict additional indebtedness or asset sales. The fair value of the Company's debt approximates market.

     Aggregate maturities of long-term debt are as follows:

1997........................................................    $ 69,420
1998........................................................      69,420
1999........................................................     855,375
                                                                --------
                                                                $994,215
                                                                ========

     In May and June 1997, the Company borrowed $2,800,000 under loan agreements with banks. The loans have been classified as short-term as they were repaid in full in July 1997.

4. CONVERTIBLE PROMISSORY NOTES PAYABLE

     In June and July 1996, the Company executed three convertible promissory notes in the total amount of $150,000. The notes mature on July 1, 1999, bearing interest at 8.01% per annum. The notes are convertible into 39,600 shares of the Company's common stock at maturity, at the payee's option.

5. INCOME TAXES

     Deferred tax assets and liabilities are recognized based on the difference between financial statement amounts and tax carrying values of assets and liabilities. Due to the limited history of the Company's operations, a valuation allowance was established for the net deferred tax assets. For the two years ending

                             HOTEL DISCOVERY, INC.

5. INCOME TAXES (CONTINUED)
December 29, 1996, the Company did not record a benefit from income taxes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 29, 1996:

Deferred tax assets:
  Net operating loss carryforward...........................    $  685,700
  Deferral of pre-opening expenses..........................       336,200
  Other tax deferred items..................................        67,200
                                                                ----------
Total deferred tax assets...................................     1,089,100
Less: valuation allowance...................................     1,089,100
                                                                ----------
Net deferred tax assets.....................................           -0-
Deferred tax liabilities....................................           -0-
                                                                ----------
Net deferred tax assets.....................................    $      -0-
                                                                ==========

     The Company's net operating loss carryforward expires in 2011.

     The following is a reconciliation of the tax expense recorded in these financial statements to the expected tax rate based on statutory rates.

                                                           FOR THE YEARS ENDED
                                                    ---------------------------------
                                                    DECEMBER 29,         DECEMBER 31,
                                                        1996                 1995
                                                    ------------         ------------
Net loss..........................................  $(2,327,602)          $(940,466)
Expected rate.....................................           40%                 40%
                                                    -----------           ---------
Expected tax benefit..............................     (931,000)           (376,200)
Tax loss attributable to predecessor entities.....           --             218,100
Valuation allowance...............................      931,000             158,100
                                                    -----------           ---------
Tax benefit recognized............................  $       -0-           $     -0-
                                                    ===========           =========

6. SHAREHOLDERS' EQUITY

STOCK OPTION PLAN

     In January 1997, the Board of Directors adopted the 1997 Stock Option and Incentive Compensation Plan (the "Plan") and reserved 500,000 common shares for issuance under the Plan. The Plan is administered by a stock option committee of the Board of Directors which has the discretion to determine the number of shares granted, the price of the option, the term of the option and the time period over which the option may be exercised.

     As of August 20, 1997 the Company had granted 452,666 options to purchase the Company's stock for $3.00 per share under the Plan. Additionally, 25,000 options have been granted to a Director outside of the Plan at $3.34 per share. As of August 20, 1997, 50,000 options are exercisable, the remaining options become exercisable over the next three years. The total options that will be exercisable at each year end are: 1997--50,000, 1998--315,999, 1999--459,332 and
2000--477,666.

WARRANTS

     In 1997, the Company granted 214,995 warrants. The warrants are immediately exercisable at a price of $3.75 per share and expire in five years.

                             HOTEL DISCOVERY, INC.

6. SHAREHOLDERS' EQUITY (CONTINUED)
CAPITAL STOCK

     In June 1997, in connection with the Company's reincorporation in Minnesota, the authorized capital of the Company increased to 100,000,000 shares. As allowed under Minnesota law the Board of Directors is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences, and privileges of such shares.

7. COMMITMENTS AND CONTINGENCIES

     The Company has entered into a long-term operating ground lease, which expires in 2012, for the Kenwood Unit. The agreement requires the Company to pay all maintenance, taxes, operating expenses and a percentage (4%) of sales over stated thresholds.

     The future minimum base rent payments are:

1997........................................................    $  153,996
1998........................................................       153,996
1999........................................................       153,996
2000........................................................       153,996
2001........................................................       153,996
Thereafter..................................................     1,770,960
                                                                ----------
                                                                $2,540,940
                                                                ==========

     On August 14, 1997, the Company entered into a twelve year lease with Mall of America Company for a 16,000 square-foot restaurant space in Mall of America. The minimum annual rent is $405,375 plus a percentage rent for a total annual rent of up to 6% of gross sales. The minimum rent has been waived for the first year.

8. RELATED PARTY TRANSACTIONS

     The principal shareholder, director and executive officer provided essentially all of the Company's working capital in the development stage. The working capital was provided by direct advances to the Company and reimbursement for various business costs and expenses incurred by the shareholder on behalf of the Company. During the years ended December 29,1996 and December 31, 1995 the maximum amount of such indebtedness outstanding at any time was $1,213,469, and $862,891, respectively. At December 29,1996 and December 31, 1995, the amount outstanding of such indebtedness was $447,787 and $862,891. Included in these amounts were concept development costs reimbursed to a demonstration restaurant owned and operated by the principal shareholder in the amount of $278,101 for the year ended December 29, 1996 and $433,996 for the year ended December 31, 1995. The Company pays interest at 11.5% on these advances. There are no fixed repayment terms on the advances.

9. SALE OF SHARES AND PROPOSED TRANSACTION

     In July 1997, the Company sold an additional 499,804 common shares at $3.00 per share.


     The Board of Directors has initiated the completion of a public offering.

                                 [PHOTOGRAPHS]

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                          ---------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Prospectus Summary......................     3
Risk Factors............................     6
Use of Proceeds.........................    11
Dilution................................    12
Dividend Policy.........................    13
Capitalization..........................    13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    14
Business................................    17
Management..............................    24
Reorganization..........................    26
Certain Transactions....................    27
Principal Shareholders..................    28
Description of Securities...............    29
Underwriting............................    32
Legal Matters...........................    33
Experts.................................    33
Additional Information..................    34
Index to Financial Statements...........   F-1


                          ----------------------------

     UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================
                           HOTEL DISCOVERY, INC. LOGO

                                2,500,000 UNITS



                         CONSISTING OF 2,500,000 SHARES


                         OF COMMON STOCK AND 2,500,000

                          REDEEMABLE CLASS A WARRANTS
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                           RJ STEICHEN & COMPANY LOGO
                                            , 1997

             ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

     The Underwriting Agreement contains provisions under which the small business issuer on the one hand, and the Underwriter, on the other hand, have agreed to indemnify each other (including officers and directors of the small business issuer and the Underwriter and any person who may be deemed to control the small business issuer or the Underwriter) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and fees, are set forth in the following table:


SEC registration fee........................................  $ 10,007
NASD filing fee.............................................     3,875
Nasdaq listing fee..........................................    10,000
Legal fees and expenses.....................................    75,000
Accounting fees and expenses................................    40,000
Blue Sky fees and expenses..................................    20,000
Transfer agent fees and expenses............................     1,000
Printing and engraving expenses.............................    45,000
Miscellaneous...............................................    15,118
                                                              --------
  Total.....................................................  $220,000
                                                              ========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the initial capitalization of the Company in January 1994, the Company sold an aggregate of 1,750 shares of Common Stock to two "accredited investors" as defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act") for nominal consideration. Such shares were split 825-to-1 in November 1996, and now represent 1,443,750 shares of the Company. The Company believes that such sale of such Common Stock was exempt from registration pursuant to Section 4(2) of the Securities Act and Rules 505 and/or 506 under Regulation D of the Securities Act.

     In October 1995, the Company and Kenwood Restaurant Limited Partnership, an Ohio limited partnership formed in June 1995, raised gross proceeds of $2.5 million in a private placement of 250 shares of Common Stock of the Company (which shares were split 825-to-1 in November 1996, and now represent 206,250 shares of the Company) and limited partnership interests in the Kenwood Restaurant Limited Partnership to 19 "accredited investors." In a reorganization of the Company which occurred in November 1996, the Kenwood Restaurant Limited Partnership contributed all of its assets to the Company, including the Kenwood Unit, in exchange for 1,350,000 shares of Common Stock of the Company. The Company believes that such sale of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Rules 505 and/or 506 under Regulation D of the Securities Act.

     From November 1996 through July 1997, the Company completed private placements to "accredited investors" of an aggregate of 2,392,889 shares of Common Stock at $3.00 per share. The net proceeds to the Company were approximately $5.9 million. The Company believes that such sales of Common Stock were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D of the Securities Act.

ITEM 27. EXHIBITS.

                                 EXHIBIT INDEX


 1.1   Form of Underwriting Agreement (with form of Underwriter's
       Warrant)
 3.1   Articles of Incorporation*
 3.2   By-laws*
 4     Form of Warrant Agreement*
 5     Opinion of Maslon Edelman Borman & Brand, LLP*
10.1   Indenture of Lease dated November 9, 1994 between Phillip E.
       Stephens, Trustee and Kenwood Restaurant, Inc.; First
       Amendment to Lease dated May 3, 1995 by and between Phillip
       E. Stephens, Trustee and Kenwood Restaurant, Inc.; by Second
       Amendment to Lease dated           1996 between Phillip E.
       Stephens, Trustee and Kenwood Restaurant Limited
       Partnership; Second Amendment to Agreement dated October 18,
       1996 between Phillip E. Stephens, Trustee and Kenwood
       Restaurant Limited Partnership; and Addendum to Second
       Amendment to Lease dated October 18, 1996 between Phillip E.
       Stephens, Trustee and Kenwood Restaurant Limited Partnership
       (Kenwood Unit)*
10.2   Lease dated August 4, 1997 between Mall of America Company and Hotel Mexico, Inc. (Mall of America Unit)*
10.3   Loan Agreement by and among Kenwood Restaurant Limited
       Partnership and PNC Bank, Ohio, National Association*
10.4   Company's 1997 Stock Option and Compensation Plan*
10.5   Employment Agreement between the Company and Ronald K.
       Fuller dated March 17, 1997*
10.6   Amendment to Company's 1997 Stock Option and Compensation
       Plan
24.1   Consent of Maslon Edelman Borman & Brand, LLP (included in
       Exhibit 5)*
24.2   Consent of Ernst & Young LLP*
25     Powers of Attorney (included on page II-5)
27.1   Financial Data Schedule*


---------------


* Previously filed.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The small business issuer hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on September 17, 1997.


                                          HOTEL DISCOVERY, INC.

                                          By      /s/ STEPHEN D. KING

                                          --------------------------------------
                                                     Stephen D. King
                                                Chairman of the Board and
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Stephen
D. King, Ronald K. Fuller or William M. Mower, each or any of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----

        /s/ STEPHEN D. KING          Chairman of the Board and Chief      September 17, 1997
-----------------------------------  Executive Officer
          Stephen D. King

       /s/ RONALD K. FULLER          President, Chief Operating Officer   September 17, 1997
-----------------------------------  and Director (Chief Financial and
         Ronald K. Fuller            Chief Accounting Officer)

         /s/ THOMAS W. ORR           Director                             September 17, 1997
-----------------------------------
           Thomas W. Orr

      /s/ MICHAEL L. KRIENIK         Director                             September 17, 1997
-----------------------------------
        Michael L. Krienik